UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Constant Contact, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2012

Dear Fellow Stockholders:

We are pleased to invite you to our 2012 Annual Meeting of Stockholders, which will take place on Tuesday, June 5, 2012 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2012 Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our Annual Report on Form 10-K for the year ended December 31, 2011, which contains, among other things, our 2011 audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in “street name” — that is, held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted.

The ability to have your vote counted at the 2012 Annual Meeting of Stockholders is an important right that you possess as a stockholder. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

Thank you for your ongoing support and continued interest in Constant Contact.

Sincerely,

Gail F. Goodman Chairman, President and Chief Executive Officer

CONSTANT CONTACT, INC.

Notice of Annual Meeting of Stockholders

To Be Held on Tuesday, June 5, 2012

Notice is hereby given that the 2012 Annual Meeting of Stockholders will be held at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451, on Tuesday, June 5, 2012, at 10:00 a.m., Eastern Time, for the following purposes:

1. To elect the two nominees identified in the attached proxy statement as members of our board of directors to serve as class II directors for a term of three years;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3. To hold an advisory vote to approve the compensation of our named executive officers; and

4. To transact other business, if any, that may properly come before the 2012 Annual Meeting of Stockholders or any adjournment of the 2012 Annual Meeting of Stockholders.

Stockholders of record at the close of business on Tuesday, April 10, 2012, are entitled to receive this notice of our 2012 Annual Meeting of Stockholders and to vote at the 2012 Annual Meeting of Stockholders and at any adjournments of such meeting. Our stock transfer books will remain open for the purchase and sale of our common stock.

Included with this Notice and Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, which contains our 2011 audited consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the 2012 Annual Meeting of Stockholders, please promptly complete, sign and date the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid.

By Order of the Board of Directors,

Robert P. Nault Secretary

April 26, 2012

CONSTANT CONTACT, INC.

1601 Trapelo Road

Waltham, Massachusetts 02451

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on Tuesday, June 5, 2012

Constant Contact, Inc., a Delaware corporation, which is referred to as “we” or “us” in this proxy statement, is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our board of directors for use at our 2012 Annual Meeting of Stockholders, which will be held on Tuesday, June 5, 2012 at 10:00 a.m., Eastern Time, at Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451. If the 2012 Annual Meeting of Stockholders is adjourned for any reason, then the proxies may be used at any adjournment. You may obtain directions to the location of the 2012 Annual Meeting of Stockholders by viewing them on our website, www.constantcontact.com, or by contacting our Investor Relations Department at the address and telephone number listed below.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2011 to our stockholders on or about April 26, 2012.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual

Meeting of Stockholders to be Held on Tuesday, June 5, 2012:

This proxy statement and the Annual Report on Form 10-K are available for viewing, printing and downloading at www.proxydocs.com/ctct.

Our Annual Report on Form 10-K for the year ended December 31, 2011 is also available on the
“Investor Relations” section of our website at www.constantcontact.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K, without charge, please contact:

Constant Contact, Inc.
1601 Trapelo Road
Waltham, Massachusetts 02451
Attention: Investor Relations Department
(781) 472-8100
ir@constantcontact.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual
Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Certain documents referenced in this proxy statement are available on our website, www.constantcontact.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the 2012 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	The election of the two nominees identified in this proxy statement as members of our board of directors to serve as class II directors for a term of three years;

•	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012;

•	An advisory vote to approve the compensation of our named executive officers (i.e., the executive officers identified in “Executive Compensation — Summary Compensation Table” below); and

•	The transaction of other business, if any, that may properly come before the 2012 Annual Meeting of Stockholders or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on Tuesday, April 10, 2012, the record date for the 2012 Annual Meeting of Stockholders. The aggregate number of shares entitled to vote at this meeting is 30,398,588 shares of our common stock, which is the number of shares that were issued and outstanding as of the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the 2012 Annual Meeting of Stockholders.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.

How may I vote?

Stockholder of record: Shares registered in your name.    If you are a stockholder of record, which means that your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary, then you can vote in one of the following two ways:

•

You may vote by mail.    To vote by mail, you need to complete, sign and date the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope so that it is received prior to the 2012 Annual Meeting of Stockholders. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return a signed proxy card, but do not give any instructions on a particular matter to be voted on at the 2012 Annual Meeting of Stockholders, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.

•

You may vote in person.    If you plan to attend the 2012 Annual Meeting of Stockholders, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial owner: Shares held in “street name.”    If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided by them.

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, the broker will be able to vote your shares with respect to “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items and your shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Each of Proposal 1 (election of two nominees to serve as class II directors) and Proposal 3 (advisory vote to approve the compensation of our named executive officers) is a non-discretionary item under applicable rules, which means that if you do not give instructions to your broker, your broker will not be able to vote your shares in its discretion on these proposals and your shares will be treated as “broker non-votes.” We urge you to provide voting instructions to your broker so that your votes may be counted.

Proposal 2 (ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012) is a discretionary item under applicable rules. Accordingly, your bank, brokerage firm or other intermediary may exercise its discretionary authority with respect to this proposal if you do not provide voting instructions.

If you wish to attend the 2012 Annual Meeting of Stockholders to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your bank, brokerage firm or other intermediary).

May I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you may change your vote and revoke your earlier proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the 2012 Annual Meeting of Stockholders, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the 30,398,588 shares of our common stock issued and outstanding and entitled to vote at the meeting, that is, at least 15,199,295 shares.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions, “broker non-votes” and votes withheld for director nominees) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the 2012 Annual Meeting of Stockholders will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors (Proposal 1):    The two director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the 2012 Annual Meeting of Stockholders, regardless of whether that number represents a majority of the votes cast, will be elected.

Ratification of the selection of PricewaterhouseCoopers LLP (Proposal 2):    The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the 2012 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal is needed to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Advisory vote to approve the compensation of our named executive officers (Proposal 3):    The affirmative vote of a majority of the votes cast by the holders of all of the shares present or represented at the 2012 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal is needed to approve the compensation of our named executive officers. Proposal 3 is not binding on our board of directors.

How will votes be counted?

Each share of common stock voted at the 2012 Annual Meeting of Stockholders will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either:

•	the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter; or

•	the shares constitute “broker non-votes.”

As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the outcome of voting on any of Proposals 1, 2 and 3 at the 2012 Annual Meeting of Stockholders.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as the inspector of elections at the 2012 Annual Meeting of Stockholders.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	Proposal 1 — FOR electing the two nominees identified in this proxy statement as class II director nominees;

•	Proposal 2 — FOR ratifying the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

•	Proposal 3 — FOR approving the compensation of our named executive officers.

Will any other business be conducted at the 2012 Annual Meeting of Stockholders or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the 2012 Annual Meeting of Stockholders. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the 2012 Annual Meeting of Stockholders has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal with respect to the shares they have authority to vote.

Where can I find the voting results?

We will report the voting results of the 2012 Annual Meeting of Stockholders in a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the 2012 Annual Meeting of Stockholders.

May I recommend a candidate for Constant Contact’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending a written notice to our corporate secretary at the address under “How and when may I submit a stockholder proposal for the 2013 annual meeting?” immediately below. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of our common stock held by the stockholder, as well as the candidate’s name, age, address, principal occupation and number of shares of our common stock held by the candidate. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2013 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “How and when may I submit a stockholder proposal for the 2013 annual meeting?” immediately below. You can find more detailed information on our process for selecting board members and our criteria for board nominees under “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” below and in the corporate governance guidelines available in the “Investor Relations” section of our website, www.constantcontact.com.

Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2013 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in “How and when may I submit a stockholder proposal for the 2013 annual meeting?” immediately below.

How and when may I submit a stockholder proposal for the 2013 annual meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2013 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 27, 2012.

If you wish to present a proposal or a proposed director candidate at the 2013 annual meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to our corporate secretary at the address noted below. We must receive this required notice by March 7, 2013, but no sooner than February 5, 2013. However, if the 2013 annual meeting is held before May 16, 2013 or after August 4, 2013, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2013 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2013 annual meeting and (2) the 10th day following the date on which notice of the date of the 2013 annual meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposed director candidates should be sent to:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We are soliciting proxies for the 2012 Annual Meeting of Stockholders by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	We have retained Alliance Advisors, L.L.C. to solicit proxies on our behalf for a fee of $7,500, plus reimbursement of their reasonable expenses;

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews; and

•

We will request brokers, banks, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokers and other persons for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the 2012 Annual Meeting of Stockholders or your ownership of our common stock, please contact our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement.

What is “householding” and how may I receive a separate copy of the proxy statement or annual report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement. If you want to receive separate copies of our proxy statement or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Our Board of Directors

In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors is elected each year. The members of the classes are divided as follows:

•	the class I directors are Thomas Anderson and Sharon T. Rowlands, and their term expires at the annual meeting of stockholders to be held in 2014;

•	the class II directors are John Campbell and Daniel T. H. Nye, and their term expires at the 2012 Annual Meeting of Stockholders; and

•	the class III directors are Robert P. Badavas, Gail F. Goodman and William S. Kaiser, and their term expires at the annual meeting of stockholders to be held in 2013.

Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. At the 2012 Annual Meeting of Stockholders, John Campbell and Daniel T. H. Nye, whose terms as class II directors will expire at the 2012 Annual Meeting of Stockholders, will stand for election as class II directors.

Below is information about each member of our board of directors, including the nominees for election as class II directors. This information includes each director’s age as of March 31, 2012 and length of service as one of our directors, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies of which he or she has served as a director for at least the past five years.

In addition to the information presented below regarding each director’s or nominee’s specific experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude that he or she should serve as one of our directors, we believe that all of our directors and director nominees have a reputation for integrity, honesty and adherence to high ethical standards, business acumen, sound judgment, knowledge of our business and industry and experience in one or more areas relevant to our business and strategy, as well as a commitment to devote the time required to serve us and our board of directors effectively, in some cases for many years.

There are no family relationships among any of our directors, nominees for director and executive officers.

Director Nominees for Terms Expiring in 2015 (Class II Directors)

John Campbell.    Mr. Campbell, age 64, has served as one of our directors since March 1999 and is a private investor. From December 2005 until June 2006, he served as interim Chief Operating Officer of DFA Capital Management Inc., a risk management software company. Mr. Campbell is a director of WAM Systems, DFA Capital Management and SellMyTimeshareNow.com, all privately held software companies. Mr. Campbell co-founded Marcam Corporation, a leading developer of enterprise resource planning software, in 1980.

The board of directors has concluded that Mr. Campbell should serve as a director because Mr. Campbell’s experience of over thirty years in the business software industry enables him to provide significant and valuable insight to our board of directors and because of his long-standing knowledge of our business and his involvement with the small business community in Massachusetts.

Daniel T. H. Nye.    Mr. Nye, age 45, has served as one of our directors since March 2009. Since March 2010, Mr. Nye has served as the President and Chief Executive Officer of Rocket Lawyer Incorporated, a provider of online legal solutions. He has also served as a director of Rocket Lawyer since December 2009. From February 2007 until January 2009, he served as Chief Executive Officer of LinkedIn Corporation, an online professional networking company. From April 2002 to January 2007, he served as Executive Vice President and General Manager, Investment Management, of Advent Software, Inc., a provider of software solutions to investment management organizations. Previously, Mr. Nye served as an executive with Intuit, Inc., a provider of small business software solutions. Mr. Nye serves on the board of directors of a private college and three private companies. Mr. Nye holds a B.A. from Hamilton College and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Nye should serve as a director because it believes Mr. Nye’s experience as a chief executive officer, his extensive knowledge of the business software industry, particularly his experience addressing the needs of small businesses and his familiarity with the technology community in Northern California are extremely valuable.

Directors Whose Terms Expire in 2013 (Class III Directors)

Robert P. Badavas.    Mr. Badavas, age 59, has served as one of our directors since May 2007. Since December 2011, Mr. Badavas has served as President and Chief Executive Officer of PlumChoice, Inc., a provider of IT solutions for businesses. He has also served as a director of PlumChoice, Inc. since November 2010. Mr. Badavas also serves as President of Petros Ventures, Inc., a venture management and advising company. Mr. Badavas served as President and Chief Executive Officer of TAC Worldwide, a technical workforce management company, from December 2005 until his retirement in October 2009, and was Executive Vice President and Chief Financial Officer of TAC Worldwide from November 2003 to December 2005. From September 2001 to September 2003, Mr. Badavas served as Senior Partner and Chief Operating Officer of Atlas Venture, a venture capital firm. Mr. Badavas was Senior Corporate Adviser to the Office of the Chairman of Aether Systems, Inc., a provider of wireless data products and services, from September 2000 to June 2001. Prior to that, he was Chief Executive Officer of Cerulean Technology, Inc., a provider of mobile information systems applications, from December 1995 until Aether Systems, Inc. acquired the company in September 2000. From 1986 to October 1995, Mr. Badavas was Senior Vice President and Chief Financial Officer, among other capacities, of Chipcom Corporation, a provider of computer networking intelligent switching systems. Mr. Badavas is a member of the board of directors and chairman of the audit committee of Hercules Technology Growth Capital, Inc., a publicly traded specialty finance company. Mr. Badavas was previously a member of the board of directors and the chairman of the audit committee of Airvana, Inc., a provider of network infrastructure products that was publicly traded until April 2010, and RSA Security, Inc., a publicly traded provider of business security solutions, from 2000 until its acquisition by EMC Corporation in 2006. Mr. Badavas holds a B.S. from Bentley University.

The board of directors has concluded that Mr. Badavas should serve as a director because his extensive business and financial experience, including his current and previous experience as a chief executive officer and chief financial officer, his experience in the business solutions industry and his experience as a director and audit committee member of other public companies, provide him with insight that is valuable to both our board of directors and our audit committee.

Gail F. Goodman.    Ms. Goodman, age 51, has served as our President and Chief Executive Officer since April 1999, as a member of our board of directors since May 1999 and as Chairman of our board of directors since November 1999. Prior to joining us, Ms. Goodman served as Vice President, Commerce Products Group of Open Market, Inc., a provider of Internet commerce application software, from 1996 until 1998, as Vice President, Marketing of Progress Software Corporation, a developer and provider of application development tools and database software, from 1994 until 1996, as Director of Product Management of Dun & Bradstreet Software, a provider of enterprise resource planning software, from 1991 until 1994, and as Manager of Bain & Company, a business consulting firm, from 1987 until 1991. She holds a B.A. from the University of Pennsylvania and an M.B.A. from The Tuck School of Business at Dartmouth College.

The board of directors has concluded that Ms. Goodman should serve as a director because her experience as our chief executive officer for over a decade gives Ms. Goodman a particularly significant insight into our business, organization and strategic goals and objectives.

William S. Kaiser.    Mr. Kaiser, age 56, has served as one of our directors since May 2006. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since 1986 and has been one of the general partners of the Greylock Limited Partnerships since 1997. Mr. Kaiser is a member of the board of directors of Red Hat, Inc., a publicly traded open source solutions provider, and several private companies. Mr. Kaiser holds a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

The board of directors has concluded that Mr. Kaiser should serve as a director because Mr. Kaiser’s service throughout his career on the board of directors of over 20 private and public companies, as well as on the audit committee of over 15 private and public companies, provides him with significant strategic, business and financial experience, which is significant to our board of directors and our audit committee.

Directors Whose Terms Expire in 2014 (Class I Directors)

Thomas Anderson.    Mr. Anderson, age 49, has served as one of our directors since January 2007. Since July 2011, Mr. Anderson has served as the Chief Executive Officer and a member of the board of directors of Education Dynamics, LLC, a provider of marketing support services to post-secondary educational institutions. From August 2009 until September 2010, Mr. Anderson served as the President and Chief Executive Officer of Integrity Interactive Corporation, a provider of compliance and risk management solutions, which was acquired by SAI Global Limited. From January 2007 until December 2007, Mr. Anderson was the Senior Vice President, Direct to Consumer Channel, of SLM Corporation, a provider of student loans. From January 2005 until January 2007, Mr. Anderson was the President, Chief Executive Officer and a member of the board of directors of Upromise, Inc., a provider of financial resources for college-bound individuals, which was acquired by SLM Corporation. From January 2003 until January 2005, he served as Chief Executive Officer of AmeriFee, LLC, a medical finance company owned by Capital One Financial Corporation. From 2001 until 2003, he served as a Senior Vice President of Capital One Financial Corporation, a financial services company. Mr. Anderson holds a B.A. from Dartmouth College and an M.S. from the MIT Sloan School of Management.

The board of directors has concluded that Mr. Anderson should serve as a director because Mr. Anderson’s experience as an executive officer of several companies and a partner at a large consulting firm, where he worked with companies that provide direct-to-market consumer marketing, provide him with insight into the challenges and opportunities that we face.

Sharon T. Rowlands.    Ms. Rowlands, age 54, has served as one of our directors since July 2010. Since September 2011, Ms. Rowlands has been the Chief Executive Officer of Altegrity, Inc., a global provider of investigation services and risk consulting. From November 2008 until October 2011, Ms. Rowlands served as the Chief Executive Officer of Penton Media, Inc., a media company that publishes specialized business magazines, produces trade shows and provides a broad range of online media and custom marketing solutions. She continues to serve on the board of directors of Penton Media, Inc. From 2000 to 2008, she was President and then Chief Executive Officer and President of Thomson Financial, a provider of information and technology solutions to the financial community and a business unit of The Thomson Corporation. Ms. Rowlands holds a B.A. from Newcastle University and an M.A. from the University of London.

The board of directors has concluded that Ms. Rowlands should serve as a director because Ms. Rowland’s executive, managerial and operational experience, including technology solutions businesses, have provided her with a strong background in business innovation, as well as deep insight into client service and business-to-business relationships.

Director Independence

Under applicable NASDAQ Stock Market, Inc. Marketplace Rules, a director of Constant Contact will qualify as an “independent director” only if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Anderson, Badavas, Campbell, Kaiser and Nye and Ms. Rowlands has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. Marketplace Rules. The board of directors had reached a similar conclusion with respect to Michael T. Fitzgerald prior to his departure from the board of directors in May 2011.

Board Leadership Structure

Ms. Goodman has served as the chairman of our board of directors and chief executive officer since 1999. This board leadership structure is commonly utilized by public companies in the United States, and we believe that this leadership structure has been effective for us. Our board of directors, upon the recommendation of our nominating and corporate governance committee, has determined that having the same individual hold both positions is in the best interests of our company and our stockholders and consistent with good corporate governance for the following reasons:

•

Our chief executive officer is more familiar with our business and strategy than an independent, non-employee chairman would be and is thus better positioned to focus our board of directors’ agenda on the key issues facing our company.

•

Having one person serve as both chief executive officer and chairman of our board of directors demonstrates to our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations, which we believe eliminates the potential for duplication of efforts and inconsistent actions.

•	Oversight of our company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without an independent chairman.

•

Our board of directors believes that it has lessened any of the potential concerns associated with Ms. Goodman’s dual role by appointing a lead independent director. For more information regarding our lead independent director, see “— Lead Independent Director” below.

We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures. However, we believe our current leadership structure remains the optimal board leadership structure for us.

Lead Independent Director

Our board of directors, upon the recommendation of our nominating and corporate governance committee, designated Mr. Campbell as lead independent director effective July 2011. Prior to that time, Mr. Anderson served as lead independent director. Mr. Campbell is an independent director within the meaning of NASDAQ Stock Market, Inc. Marketplace Rules.

Mr. Campbell’s duties as lead independent director include the following:

•	chairing meetings of the independent directors in executive session, which generally occur at each regularly scheduled quarterly meeting of the board of directors;

•	acting as a liaison between other members of our board of directors and our chairman and chief executive officer;

•	facilitating discussions among independent directors on key issues outside of board meetings;

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

•	assisting our chairman and chief executive officer in preparing the agenda for each board meeting and in determining the need for special meetings of our board of directors;

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board of directors; and

•	consulting with our chairman and chief executive officer on matters relating to corporate governance and board performance.

Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management function. While the audit committee has primary responsibility for overseeing risk management, our entire board of directors is actively involved in overseeing our risk management. For example, our board of directors engages in periodic discussions with such company officers as our board of directors deems necessary, including the chief executive officer, chief financial officer, general counsel and senior vice president, engineering and operations. In addition, our compensation committee reviews compensation policies and practices as they relate to risk management practices and risk-taking incentives. We believe that the leadership structure of our board of directors also supports effective risk management oversight.

Committees of our Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are available in the “Investor Relations” section of our website, www.constantcontact.com. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market, Inc. Marketplace Rules and SEC rules and regulations.

Our board of directors has determined that each of the members of each of the three standing committees of the board of directors is independent as defined under the NASDAQ Stock Market, Inc. Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. All members of our audit committee are independent as determined in compliance with the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In April 2011, our board of directors, based on the recommendation of the nominating and corporate governance committee, determined to partially reorganize the membership of our board committees consistent with its view that it is important for directors to become involved in different areas of our operations and governance and because Michael T. Fitzgerald was leaving the board of directors in May 2011.

Audit Committee

The current members of our audit committee are Messrs. Anderson, Badavas and Kaiser. Mr. Anderson joined the audit committee in July 2011 and replaced Mr. Nye.

Our board of directors has determined that each of the members of our audit committee satisfies the requirements for financial literacy under the current requirements of the NASDAQ Stock Market, Inc. Marketplace Rules. Mr. Badavas is the chairman of the audit committee and our board of directors has determined that he is also an “audit committee financial expert,” as defined by SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Stock Market, Inc. Marketplace Rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.

Our audit committee’s responsibilities include:

•	appointing, retaining, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm;

•	overseeing our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	overseeing our risk management function;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

Our audit committee met six times and acted by written consent two times during 2011.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “AUDIT-RELATED MATTERS” below.

Compensation Committee

The current members of our compensation committee are Messrs. Campbell and Nye and Ms. Rowlands. Mr. Nye joined the compensation committee in July 2011 and replaced Mr. Anderson. Ms. Rowlands is the chairman of the compensation committee.

Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, our chief executive officer’s compensation;

•	evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity incentive plans;

•	granting equity awards pursuant to authority delegated by our board of directors;

•	reviewing, and making recommendations to our board of directors with respect to, director compensation;

•	assessing overall compensation policies and practices as they relate to risk management and risk-taking incentives; and

•	preparing the compensation committee report required by SEC rules, which is included below under “EXECUTIVE COMPENSATION — Compensation Committee Report.”

Our compensation committee met nine times and acted by written consent six times during 2011.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Messrs. Anderson, Campbell and Kaiser. Mr. Campbell joined the nominating and corporate governance committee in July 2011. Mr. Anderson is the chairman of the nominating and corporate governance committee.

Our nominating and corporate governance committee’s responsibilities include:

•

recommending to our board of directors the persons to be nominated for election as directors, the persons to fill vacancies on our board of directors, and the persons to be appointed to each of the committees of our board of directors;

•	overseeing a periodic review by our board of directors with respect to management succession planning, particularly with respect to the president and chief executive officer;

•	developing and recommending to our board of directors corporate governance principles and guidelines;

•	coordinating educational initiatives for our board of directors; and

•	overseeing annual evaluations of our board of directors.

Our nominating and corporate governance committee met two times during 2011.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process.”

Board Meetings

Our board met ten times and acted by written consent two times during 2011.

Board and Committee Meeting Attendance

During 2011, each incumbent director attended at least 75% of the total number of board meetings and the total number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meetings

Our corporate governance guidelines provide that directors are responsible for attending the 2012 Annual Meeting of Stockholders. Four out of seven directors at that time attended our 2011 Annual Meeting of Stockholders.

Director Compensation

Members of our board of directors who are our employees do not receive compensation for their service as directors. Each non-employee director receives an annual retainer of $20,000 for service as a director. Each non-employee director other than committee chairpersons receives an additional annual fee of $5,000 for service on the audit committee, $3,750 for service on the compensation committee and $2,500 for service on the nominating and corporate governance committee. The chairman of the audit committee receives an annual retainer of $15,000, the chairman of the compensation committee receives an annual retainer of $10,000 and the chairman of the nominating and corporate governance committee receives an annual retainer of $5,000. In addition, the lead independent director receives an annual fee of $5,000. We pay our directors quarterly. We also reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings. The compensation committee, with the assistance of our independent compensation consultant, reviews director compensation periodically and recommends changes to the board of directors as necessary. Our 2011 stock incentive plan provides that discretionary awards under our 2011 stock incentive plan to non-employee directors must be approved by a committee, all of the members of which are “independent directors” as defined under applicable NASDAQ Stock Market, Inc. Marketplace Rules.

Pursuant to our 2011 stock incentive plan, each non-employee director receives an automatic option grant to purchase 25,000 shares of our common stock upon his or her initial election to our board of directors. Each non-employee director also receives an automatic annual option grant to purchase 10,000 shares of our common stock at each annual meeting after which he or she continues to serve as a director, provided each such non-employee director has served on our board of directors for at least six months prior to the annual meeting. All of these options have a seven-year term and vest over a three-year period, with 33.33% of the shares underlying the option vesting on the first anniversary of the date of grant, or in the case of annual option grants, one business day prior to the next annual meeting, if earlier, and an additional 8.33% of the shares underlying the option vesting every three months thereafter, subject to the non-employee director’s continued service as a director. The exercise price of these options equals the fair market value of our common stock on the date of grant. Upon a change of control, these options will vest in full.

The following table sets forth information regarding compensation earned by each non-employee director during the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)(4)	Total ($)
Thomas Anderson	$30,625	$103,600	$134,225
Robert P. Badavas	$35,000	$103,600	$138,600
John Campbell	$31,875	$103,600	$135,475
Michael T. Fitzgerald(1)	$13,125	$0	$13,125
William S. Kaiser	$27,500	$103,600	$131,100
Daniel T. H. Nye	$24,375	$103,600	$127,975
Sharon T. Rowlands	$26,875	$103,600	$130,475

(1)	Mr. Fitzgerald was not nominated for reelection when his term as a class I director expired in May 2011. The board of directors voted to fully accelerate the vesting of Mr. Fitzgerald’s options to purchase 20,000 shares of our common stock and to extend the expiration date of these options to May 30, 2013.

(2)	These fees were earned by each director in 2011 and paid during 2011 and in January 2012.

(3)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our directors in 2011, calculated in accordance with applicable accounting guidance for equity awards. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. These amounts do not represent the actual amounts paid to or realized by a director during 2011.

(4)

Pursuant to the non-employee director automatic option grant provisions of our 2011 stock incentive plan, each then serving non-employee director was granted on May 31, 2011, the date of our 2011 Annual Meeting of Stockholders, an option to purchase 10,000 shares of common stock, with an exercise price of $24.05 per share. The following table shows the aggregate number of stock options held as of December 31, 2011 by each person who served as a director during the year ended December 31, 2011:

Name	Options (#)
Thomas Anderson	79,000
Robert P. Badavas	79,000
John Campbell	40,000
Michael T. Fitzgerald	30,000
William S. Kaiser	40,000
Daniel T. H. Nye	45,000
Sharon T. Rowlands	35,000

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our nominating and corporate governance committee, our board of directors and members of our senior management. Our nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates and, in 2011, the nominating and corporate governance committee engaged the international executive search firm of Spencer Stuart to assist it in such a manner.

In considering whether to recommend any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. Consistent with these criteria, our nominating and corporate governance committee expects every nominee to have the following attributes or characteristics: a reputation for integrity, honesty and adherence to high ethical standards, business acumen, sound judgment, knowledge of our business and industry, experience in one or more areas relevant to our business and strategy and a commitment to devote the time required to serve us and our board of directors effectively. We also value experience on other public company boards of directors and board committees. In addition, our nominating and corporate governance committee believes that at least one member of our board of directors, but not necessarily each member, should have one or more of the following skill sets or specific experience, such that each of these is represented on our board of directors as a whole: experience in our industry or in industries that are similar to the industry in which we operate; executive operating experience; experience as a senior officer of a public company; and qualification as an audit committee financial expert (as defined by applicable SEC rules).

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board of directors, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, our nominating and corporate governance committee also takes into consideration the diversity (with respect to gender, race and national origin) of our directors. Our nominating and corporate governance committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

The director biographies on pages 7 to 8 of this proxy statement indicate each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude he should continue to serve as a director of our company. Our nominating and corporate governance committee and our board of directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group, together with our directors whose terms will continue after the 2012 Annual Meeting of Stockholders, possess the skill sets and specific experience desired of our board of directors as a whole.

The nominating and corporate governance committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. Our board of directors believes that it is appropriate for us not to have such a policy in light of our stockholders’ right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of our nominating and corporate governance committee or our board of directors. Stockholders nominating director candidates must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — May I recommend a candidate for Constant Contact’s board of directors?” and “— How and when may I submit a stockholder proposal for the 2013 annual meeting?”

You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines available in the “Investor Relations” section of our website, www.constantcontact.com.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to: Board of Directors, c/o Corporate Secretary, Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451.

Our Commitment to Corporate Governance

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors is committed to high governance standards and continually works to improve them. Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	our board of directors’ principal responsibility is to oversee our management;

•	a majority of the members of our board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, our board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Corporate Governance Materials

We have adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available in the “Investor Relations” section of our website, www.constantcontact.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available in the “Investor Relations” section of our website, www.constantcontact.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:

Constant Contact, Inc.

1601 Trapelo Road

Waltham, Massachusetts 02451

Attention: Investor Relations Department

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during the year ended December 31, 2011, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Executive Compensation Process

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive compensation. For further information, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Stock Ownership Guidelines

In April 2012, our board of directors adopted, based on the recommendation of the nominating and corporate governance committee, stock ownership guidelines applicable to our directors and executive officers. The stock ownership guidelines provide that each of our directors and executive officers must hold a minimum of 5,000 shares of our common stock. For purposes of calculating the number of shares held by a person, shares that are owned directly, shares over which the person has investment or voting power and shares that may be acquired under vested, in-the-money options are counted. Existing directors and executive officers have two years from the date of adoption of the guidelines to meet the minimum ownership guidelines. New directors and executive officers have two years from the date of the person’s election as a director or designation as an executive officer to meet the minimum ownership guidelines. Compliance with our stock ownership guidelines will be reviewed annually and at the time each director or executive officer requests clearance to sell shares of our common stock under our insider trading policy. Depending on the circumstances, if an individual is not in compliance with our stock ownership guidelines, permission to sell shares of our common stock may be denied.

Policies and Procedures for Transactions with Related Persons

We have adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee following the date that the related person transaction comes to the attention of our general counsel. Our general counsel, however, may present a related person transaction arising in the time period between meetings of the audit committee to the chairman of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by our audit committee in accordance with the standards set forth in this policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose and the potential benefits to us of the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee will review all relevant information available to it about the related person transaction. Our audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. Our audit committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Transactions with Related Persons

Since January 1, 2011, we have not engaged in any transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, we have entered into indemnification agreements with each of our directors and officers and certain key employees that include indemnification provisions that are generally broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. For more information regarding these agreements, see “EXECUTIVE COMPENSATION — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements” below.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2011. The audit committee has also reviewed and discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), or SAS No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61 requires our independent registered public accounting firm to discuss with the audit committee the following to the extent applicable or relevant, among other things:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with PricewaterhouseCoopers LLP the matters disclosed in the letter and its independence with respect to us, including a review of audit and non-audit fees and services, and concluded that PricewaterhouseCoopers LLP is independent.

Based on its discussions with management and PricewaterhouseCoopers LLP, and its review of the representations and information referred to above provided by management and PricewaterhouseCoopers LLP, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

By the Audit Committee of the Board of Directors of Constant Contact, Inc.

Robert P. Badavas, Chairman

Thomas Anderson

William S. Kaiser

Auditor Fees and Services

The following table presents the aggregate fees billed (or expected to be billed) by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the years ended December 31, 2011 and December 31, 2010.

Fee Category	2011	2010
Audit Fees(1)	$644,769	$554,720
Audit-Related Fees(2)	—	—
Tax Fees(3)	$59,000	$57,000
All Other Fees(4)	$1,800	$1,500

Total Fees	$705,569	$613,220

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements, the review of financial information included in our filings with the SEC and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees, of which there were none in 2011 and 2010, relate to fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees in 2011 related to the preparation of our federal and state tax returns. Tax fees in 2010 consisted of $45,000 related to the preparation of our federal and state tax returns and $12,000 for specialty tax services related to foreign tax advice.

(4)	All other fees for 2011 and 2010 consisted of fees related to a subscription for an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise PricewaterhouseCoopers LLP’s independence. The audit committee’s charter, which is available in the “Investor Relations” section of our website, www.constantcontact.com, requires that all proposals to engage PricewaterhouseCoopers LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before PricewaterhouseCoopers LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules. From time to time, our audit committee may pre-approve specified types of “de minimis” services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount, and the audit committee is informed of each service once it has been provided.

EXECUTIVE OFFICERS

Below is information about each of our current executive officers, other than Ms. Goodman, our Chairman, President and Chief Executive Officer, whose information is included above in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors.” This information includes each officer’s age as of March 31, 2012, his or her position with us, the length of time he or she has held each position and his or her business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or the board of directors terminates their position. There are no family relationships among any of our executive officers, directors and director nominees.

Ellen M. Brezniak.    Ms. Brezniak, age 53, has served as Senior Vice President, Customer Operations, since March 2012 and before that as Senior Vice President, Product Strategy, since December 2008. Ms. Brezniak joined us in September 2006 as Vice President, Product Strategy. From September 2004 until September 2006, she served as Senior Vice President of Marketing and Product Management of GetConnected, Inc., a provider of transaction processing platforms for enabling the sale of digital services. From January 2001 until August 2004, Ms. Brezniak served as Vice President of Marketing of OutStart, Inc., an e-learning software company. Prior to 2001, Ms. Brezniak also held leadership positions at Be Free, Inc., Open Market Inc. and Progress Software, Inc. Ms. Brezniak holds a B.S. from Rensselaer Polytechnic Institute.

David Gilbertson.    Mr. Gilbertson, age 35, has served as Vice President and General Manager, SaveLocal, since October 2011 and Vice President, Strategy and Corporate Development, from June 2011 until January 2012. Prior to that, he served as Senior Director, Strategy and Corporate Development, from September 2010 to June 2011 and Director, Strategy and Corporate Development, from August 2009 to September 2010. From June 2007 until August 2009, Mr. Gilbertson served as Manager, Corporate Development, of Hypertherm, Inc., a global industrial technology firm. Prior to that role, he served as a strategy consultant with The Parthenon Group and as an associate with Fenway Partners, a leading private equity firm. Mr. Gilbertson holds a B.S.B.A. from Georgetown University and an M.B.A from The Tuck School of Business at Dartmouth College.

Harpreet S. Grewal.    Mr. Grewal, age 45, has served as Executive Vice President, Chief Financial Officer and Treasurer since July 2010. Prior to joining us, Mr. Grewal served as Chief Financial Officer of TheLadders.com, an online job search platform and recruiting company, from September 2009 to June 2010. From October 2006 to October 2008, Mr. Grewal served as Executive Vice President and Chief Financial Officer of VistaPrint Limited, a publicly traded provider of marketing services to small businesses. From August 2002 to September 2006, Mr. Grewal served as Senior Vice President and Chief Financial Officer of GoldenSource Corporation, a global provider of enterprise data management software for financial institutions. From July 1999 to August 2002, Mr. Grewal served as Chief Financial Officer of eGain Communications, a publicly traded provider of CRM software solutions. From 1996 to 1999, Mr. Grewal served in numerous finance and strategy positions during his tenure at PepsiCo and Pepsi-Cola North America. Mr. Grewal holds a B.A. from the University of California at Berkeley and an M.A. from Johns Hopkins School of Advanced International Studies.

Joel A. Hughes.    Mr. Hughes, age 48, has served as Senior Vice President, Strategy and Corporate Development, since December 2011. Prior to joining us, Mr. Hughes served as President and Chief Executive Officer of Umber Systems, Inc., a leader in mobile data analytics, from May 2010 to July 2011. From December 2007 to November 2009, Mr. Hughes served as Chief Executive Officer of LiveWire Mobile, a leading provider of managed personalization services for mobile operators. Mr. Hughes was the founder and Chief Executive Officer of several startup organizations, including Openera (acquired by NMS Communications), SnowShore Networks (acquired by Brooktrout), ViaDSP (acquired by NMS Communications) and DSP Software Engineering (acquired by Tellabs). Mr. Hughes holds a B.S. in Electrical Engineering from the University of Rochester.

Rick W. Jensen.    Mr. Jensen, age 52, has served as Senior Vice President, Chief Sales and Marketing Officer, since May 2011. Prior to joining us, Mr. Jensen served in a series of executive roles at Intuit Inc., a leading provider of financial management, tax and online banking solutions for consumers, small and mid-sized businesses, accountants and financial institutions, from January 2001 to April 2011, including most recently as Vice President and General Manager of the Global Business Division from April 2009 to April 2011 and General Manager for the Small Business Group from January 2008 to March 2009. From 1997 to 2000, Mr. Jensen served as Vice President of Marketing and e-Business for vendor marketing services at GE Capital, a subsidiary of General Electric Corporation and, from 1991 to 1997, as Vice President of Marketing at U.S. Bancorp. Mr. Jensen holds a B.A. from California State University, Sacramento, and an M.B.A. from the University of Portland, Oregon.

Christopher M. Litster.    Mr. Litster, age 42, has served as Vice President and General Manager, Event Marketing, since September 2010. Prior to that, he served as Vice President and General Manager Web Strategy and Business from August 2009 to September 2010 and as Senior Director of Conversion Marketing from February 2006 to August 2009. Prior to joining us, from 1999 until 2006, Mr. Litster held a series of marketing and management positions at IBM Corporation and Rational Software Corporation. Mr. Litster holds a B.A. in French from the University of Massachusetts, Amherst and an M.B.A. from Northeastern University.

Robert P. Nault.    Mr. Nault, age 48, has served as Vice President, General Counsel and Secretary since March 2007. From March 2010 to July 2010, Mr. Nault also served as interim Chief Financial Officer. Prior to joining us, Mr. Nault served as Senior Vice President, General Counsel and Secretary of RSA Security Inc., a provider of e-security technology solutions, from November 2005 until November 2006 following its acquisition by EMC Corporation in September 2006. Mr. Nault was Vice President and General Counsel of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments, from October 2004 to July 2005; Legal Consultant and Vice President and General Counsel of ON Technology Corporation, an enterprise software company, from March 2001 to May 2004; and Senior Vice President and General Counsel of The Pioneer Group, Inc., a financial services and alternative investments company, from 1995 to 2000. Before joining Pioneer, Mr. Nault was a member of the corporate department of Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP). Mr. Nault holds a B.A. from the University of Rhode Island and a J.D. from Boston University School of Law.

Robert D. Nicoson.    Mr. Nicoson, age 61, has served as Vice President and Chief Human Resources Officer since June 2008. Prior to joining us, Mr. Nicoson was a consultant and Vice President at Gather, Inc., a social network provider, from January 2007 to June 2008. Mr. Nicoson was Vice President of Human Resources and Operations of Certalogic, Inc., an enterprise software company, from 2005 to 2007. From 1999 until 2003, Mr. Nicoson was Managing Director and Chief Resources Officer for Scala Business Solutions N.V., a Netherlands based resource planning software company. Prior to 1999, Mr. Nicoson held senior management positions with The Pioneer Group, Inc., Lotus Development Corp. and Atex, Inc. Mr. Nicoson holds a B.A from Indiana State University.

John J. Walsh, Jr.    Mr. Walsh, age 47, has served as Senior Vice President, Engineering and Operations, since October 2008. Prior to joining us, Mr. Walsh was Senior Vice President of Engineering and Operations for Ecora Software, Inc., a configuration auditing and compliance reporting software company, from October 2006 to September 2008. From January 2006 until August 2006, Mr. Walsh served as Vice President and General Manager of Product Operations of Saba Software, Inc., a people management software provider, following its acquisition of Centra Software Inc. in January 2006. At Centra Software, a distance learning software provider, Mr. Walsh served as Senior Vice President, Products and Operations, from 2005 until 2006, and Senior Vice President of Products from 2002 until 2005. Previously, Mr. Walsh held senior leadership positions at InformTV and Avid Technology, Inc. Mr. Walsh holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Boston University.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011.

By the Compensation Committee of the Board of Directors of Constant Contact, Inc.

Sharon T. Rowlands, Chairman

John Campbell

Daniel T. H. Nye

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis is designed to provide an understanding of how our compensation program is developed with respect to our named executive officers identified in this proxy statement, which consist of Gail F. Goodman, our president and chief executive officer, Harpreet S. Grewal, our executive vice president, chief financial officer and treasurer, Rick Jensen, our senior vice president, chief sales and marketing officer, David Gilbertson, our vice president and general manager, SaveLocal, and Christopher M. Litster, our vice president and general manager, event marketing.

This Compensation Discussion and Analysis is divided into sections in order to help explain:

•	the role of the compensation committee;

•	the objectives and philosophy of our executive compensation program;

•	the role of the independent compensation consultant;

•	the use of competitive benchmarking data provided by our independent compensation consultant;

•	the specific components of our executive compensation program; and

•	potential severance, change of control and other benefits payable to our executive officers.

This Compensation Discussion and Analysis provides detailed information on the determination, administration and results of our executive compensation program in 2011. In addition, it includes detailed information regarding the compensation committee’s determination of 2012 executive compensation, which was approved by the compensation committee in December 2011 following a series of compensation committee meetings held during the late summer and fall of 2011.

At our 2011 Annual Meeting of Stockholders, we held our first advisory vote on executive compensation, commonly referred to as the “say on pay” vote. The compensation committee values the opinions expressed by stockholders in these votes and discussed the results at a meeting held after the annual meeting. While these votes are advisory and non-binding, the compensation committee and the board of directors are committed to reviewing the voting results and analyzing the reasons for any significant negative sentiment. Our stockholders approved the “say on pay” resolution presented at our 2011 Annual Meeting of Stockholders with more than 96% of the votes cast voting to approve the compensation of our named executive officers. The compensation committee reviewed the voting results and, given the strong level of support, determined that our stockholders were supportive of our approach to executive compensation. As a result, the compensation committee did not make any significant changes to our executive compensation program or principles in response to the vote. At the 2011 Annual Meeting of Stockholders, our stockholders also voted in favor of holding the “say on pay” vote each year. Based on this, and consistent with the recommendation of the board of directors, our board of directors adopted a policy to hold a “say on pay” vote every year. Our board of directors is recommending stockholders vote in favor of approving the compensation of our named executive officers this year. See “Proposal 3 — Advisory Vote to Approve Compensation of Our Named Executive Officers.”

Role of the Compensation Committee

The compensation committee is specifically responsible for establishing compensation and benefits programs for our executive officers, including Ms. Goodman and her executive management team. The compensation committee is comprised solely of independent directors, and its membership currently consists of Sharon Rowlands, who serves as chairman, John Campbell and Daniel T. H. Nye. Mr. Nye joined the compensation committee in July 2011 replacing Thomas Anderson and participated in the compensation committee’s determination of 2012 executive compensation. The members of the compensation committee are recommended by the nominating and corporate governance committee and are generally elected by the board of directors on an annual basis. For more information regarding the compensation committee, see “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Committees of our Board of Directors — Compensation Committee” above.

The compensation committee establishes the overall objectives and philosophy of our executive compensation program, determines the specific components of executive compensation, engages the independent compensation consultant, sets and reviews corporate and business unit performance goals typically based on budgets and operating plans approved by the board of directors and, when applicable, individual performance goals for Ms. Goodman and approves incentive payouts and equity awards. With regard to Ms. Goodman’s compensation, the compensation committee performs these functions with input from the independent compensation consultant and the other members of the board of directors, and with regard to the other named executive officers, the compensation committee relies on Ms. Goodman’s recommendations as well as input from the independent compensation consultant. In all cases, the compensation committee has final responsibility for all executive compensation decisions.

The compensation committee strives to maintain an effective balance between short- and long-term business objectives, employing its understanding of our business, the industry and the current and likely future business environment. Accordingly, the compensation committee endeavors to structure short- and long-term incentive compensation plans that reward performance based on achievement of different, but complementary, strategic, financial and operational objectives. The compensation committee believes this balanced approach motivates management’s efforts to drive strong outcomes in both the current and future business environment.

In establishing individual executive compensation, the compensation committee considers analyses and recommendations from the independent compensation consultant, competitive practices, Ms. Goodman’s recommendations for her executive team, established plans, compensation trends in and out of our industry and internal practices. Ultimately, however, the compensation committee applies its judgment in establishing executive compensation.

In 2010, the compensation committee held 12 meetings and acted by written consent on nine occasions. In 2011, the compensation committee held ten meetings and acted by written consent on six occasions.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation committee’s primary objectives with respect to executive compensation are to:

•	provide competitive compensation to attract, retain and motivate the best possible executive talent;

•	foster a collaborative executive team by linking rewards to shared corporate objectives and individual objectives that support our culture and performance objectives;

•

promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate, business unit and/or individual performance goals;

•	align the incentives of our executives with the creation of value for our stockholders; and

•	retain flexibility and discretion to design compensation programs that reflect our competitive labor environment taking into account individual circumstances.

Our compensation committee expects to continue to implement and maintain compensation plans to achieve these objectives. Our compensation plans and policies currently, and we expect will continue to, compensate executive officers with a combination of base salary, quarterly or annual cash incentive bonuses, equity incentive awards and customary employee benefits. The compensation committee also believes that it is important to review the executive compensation practices of companies that are generally similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives.

Cash incentive bonuses for our named executive officers under our executive cash incentive bonus plans typically are tied to key corporate or business unit financial and operating metrics and/or the achievement of individual performance goals. These metrics and goals may be measured and paid quarterly or annually, as determined by the compensation committee. In addition, from time to time, the compensation committee awards discretionary cash bonuses to named executive officers in exceptional circumstances.

We have provided, and expect to continue providing, a portion of our executive compensation in the form of equity incentive awards that vest based on the passage of time, or Time-Based Equity Incentive Awards, and equity incentive awards that vest, in whole or in part, based on our achievement of corporate or business unit financial or operating metrics, or Performance-Based Equity Incentive Awards. We believe equity incentive awards help retain our executives and align their interests with those of our stockholders by allowing them to participate in the long-term success of our company as reflected in stock price appreciation.

Independent Compensation Consultant

Compensia, Inc. has served as the compensation committee’s independent compensation consultant since 2008. For 2011, our compensation committee instructed Compensia to review and evaluate our executive compensation program, including the philosophy and objectives of the program and its specific components, including base salary, total cash compensation targets, target bonus percentages and equity ownership, and to provide advice on compensation benchmarking. Compensia performed a similar role during the compensation committee’s consideration of 2012 executive compensation. Compensia is directly accountable to the compensation committee for the performance of its services. In its role as an advisor to the compensation committee, a senior representative of Compensia attends meetings of the compensation committee when requested. Compensia also provides assistance to the compensation committee on determining financial and operational performance goals, advice on rules, regulations and general compensation trends regarding executive compensation and guidance on our director compensation programs. Our compensation committee reviews the data and advice provided by Compensia, but such information is only one of many factors our compensation committee considers in setting executive compensation. In addition, in January 2011, the compensation committee retained Compensia to provide advisory services with respect to the terms and structure of our 2011 stock incentive plan, which was approved by our stockholders at the 2011 annual meeting of stockholders. In all cases, Compensia was retained by the compensation committee and does not provide any consulting services to us, except as described above.

In the future, we expect that our compensation committee will continue to engage an independent compensation consulting firm to provide advice and data regarding our executive compensation and related matters.

Competitive Compensation Benchmarking

We operate in a competitive labor environment, particularly in the geographic areas in which we operate. As such, the compensation committee believes that it is important to review the executive compensation practices of companies that are similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives. The compensation committee further believes that the comparative framework should be reviewed on an annual basis and revised as necessary to reflect the changing nature of our business and the executive compensation environment.

In establishing executive compensation levels for 2011, the compensation committee engaged Compensia to provide a competitive benchmarking analysis. As part of its engagement, Compensia developed two comparative data sources for analytical purposes. First, Compensia developed, with the assistance and approval of the compensation committee, a peer group comprised solely of U.S.-based publicly traded companies from the software industry with a focus on software as a service businesses that are similar in size to our company based on revenue and market capitalization. We refer to this peer group as the 2011 Peer Group. Second, Compensia reviewed compensation data from a published executive compensation survey consisting of software and other technology companies similar in size to our company. In establishing the 2011 Peer Group, Compensia considered the peer group we used in establishing executive compensation levels for 2010 and suggested revisions based on our industry, growth rates and business model. In particular, Compensia specifically considered the following factors in developing the 2011 Peer Group:

•	software companies, with software as a service companies as a primary focus, and small business/consumer facing companies being an additional consideration;

•	revenue (between approximately $70 million to $280 million, or approximately one-half to two times our revenue);

•	strong revenue growth (generally over 20%);

•	market capitalization (between approximately $300 million to $1.2 billion, or approximately one-half to two times the market capitalization of our company);

•	headcount (generally, between 500 and 1,000); and

•	location (predominately U.S. east coast and west coast).

After considering Compensia’s analysis, the compensation committee established the following 2011 Peer Group:

2011 Peer Group

ArcSight, Inc.	LogMein, Inc.	SuccessFactors, Inc.
Art Technology Group, Inc.	Medidata Solutions, Inc.	Synchronoss Technologies, Inc.
comScore, Inc.	NetSuite Inc.	Taleo Corp.
CyberSource Corporation	NIC Inc.	The Ultimate Software Group, Inc.
Ebix Inc.	OpenTable, Inc.	Vocus, Inc.
LivePerson, Inc.	RightNow Technologies, Inc.

Once the compensation committee established the 2011 Peer Group, Compensia undertook a process to match our executive positions, which in some cases are not traditional, with those of the companies in the 2011 Peer Group and in the published executive compensation survey.

In establishing executive compensation levels for 2012, the compensation committee again engaged Compensia to provide a benchmarking analysis. Similar to the analysis performed in 2011, Compensia developed two comparative data sources for analytical purposes, a peer group, which we refer to as the 2012 Peer Group, and compensation data from a published executive compensation survey similar to the survey used for the 2011 compensation analysis. Based on its review of our business, in establishing the 2012 Peer Group, Compensia considered the 2011 Peer Group and suggested revisions based on our industry, growth rates and business model. In particular, Compensia specifically considered the following factors in developing the 2012 Peer Group, which were changed slightly from the factors used for the 2011 compensation analysis, primarily due to the growth of our business:

•	software companies, with software as a service companies as a primary focus, and small business/consumer facing companies being an additional consideration;

•	revenue (between approximately $95 million to $400 million, or approximately one-half to two times our revenue);

•	strong revenue growth (generally over 20%);

•	market capitalization (between approximately $200 million to $1.6 billion, or approximately one-third to three times the market capitalization of our company);

•	headcount (generally, up to 1,500 employees, or approximately two times the number of employees we have); and

•	location (predominately U.S. east coast and west coast).

After considering Compensia’s analysis, the compensation committee established the following 2012 Peer Group:

2012 Peer Group

comScore, Inc.	Medidata Solutions, Inc.	Synchronoss Technologies, Inc.
Ebix Inc.	NIC Inc.	Taleo Corp.
Limelight Networks, Inc.	OpenTable, Inc.	The Ultimate Software Group, Inc.
LivePerson, Inc.	RightNow Technologies, Inc.	Vocus, Inc.
LogMein, Inc.	SuccessFactors, Inc.

Once the compensation committee established the 2012 Peer Group, Compensia undertook a process to match our executive positions, which in some cases are not traditional, with those of the companies in the 2012 Peer Group and in the published executive compensation survey.

In the future, we expect that our compensation committee will continue to consider benchmarking data as one of many factors when determining base salary and total target cash compensation, as well as annual equity incentive awards to executives.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	quarterly or annual cash incentive bonuses and, in exceptional circumstances, discretionary cash bonuses;

•	equity incentive awards, including Time-Based Equity Incentive Awards and Performance-Based Equity Incentive Awards; and

•	limited benefits and perquisites.

We do not have any formal or informal policy for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee establishes these allocations for each executive officer on an annual basis. Our compensation committee establishes pay positioning targets for base salaries, total cash compensation and equity compensation based primarily on benchmarking data. In addition, our compensation committee establishes equity incentive awards based upon benchmarking data, the value of the equity incentive award using the Black-Scholes valuation methodology, which is the methodology we use when determining stock-based compensation expense in our financial statements, the performance of the individual executive, each executive’s equity ownership percentage and the amount of his or her equity ownership that is vested. We believe that the long-term performance of our business is improved through the grant of equity incentive awards so that the interests of our executives are aligned with the creation of value for our stockholders.

In its 2011 executive compensation analysis, the compensation committee determined that unlike prior years it would no longer emphasize total direct compensation, primarily because the compensation committee believed it needed more flexibility to establish competitive compensation packages, particularly equity compensation, for our executive officers. The compensation committee made the same determination for 2012.

In both 2011 and 2012, the compensation committee established pay positioning targets for each of the components of executive compensation. These targets were as follows:

Compensation Component	2011 Pay Positioning Target (percentile)	2012 Pay Positioning Target (Percentile)
Base Salary	50th	50th
Total Cash Compensation	50th to 75th	50th to 75th
Equity Compensation	50th to 75th	50th to 75th

In establishing these pay positioning targets for both 2011 and 2012, the compensation committee determined that our executive compensation program should generally combine market competitive base salaries with market-based to above market-based at-risk compensation that links a substantial portion of overall compensation to our long-term company performance and stockholder value creation. The compensation committee believes that competitive pay positioning data is designed to serve as only one reference point. It is not intended to be the compensation committee’s sole reference point and is not used by the compensation committee to set the compensation of our executives at specific levels or within specified percentile ranges. Depending upon our performance, the individual performance of an executive and other market factors, the compensation of our executives may be within, below or above the market range for their positions.

Total Cash Compensation.    Based on the framework described above, the compensation committee determined that the total target cash compensation for the following executive officers for 2011 be set as follows:

Name	2011 Total Target Cash Compensation
Gail F. Goodman	$800,000
Harpreet S. Grewal	$500,000
Christopher M. Litster	$260,000

Mr. Jensen’s total target cash compensation for 2011 was $630,000, prorated for the number of days Mr. Jensen worked for us during 2011, pursuant to the offer letter we entered into with Mr. Jensen in March 2011, following approval of the offer letter by the compensation committee. Mr. Gilbertson’s annualized total target cash compensation for 2011, which was established in June 2011 in connection with his promotion to vice president, strategy and corporate development, was $230,000 and was based primarily on the nature of his role and related responsibilities. Mr. Gilbertson’s total target cash compensation for 2011 was not reviewed by the compensation committee because Mr. Gilbertson was not an executive officer at that time and was not subsequently changed by the compensation committee when Mr. Gilbertson was designated an executive officer in October 2011. The 2011 total cash compensation for each of the named executive officers was above the 50th percentile when compared to the 2011 Peer Group and the executive compensation survey, except Mr. Litster for whom comparative data was not available.

For 2012, the compensation committee determined that the total target cash compensation for the named executive officers be set as follows:

Name	2012 Total Target Cash Compensation
Gail F. Goodman	$900,000
Harpreet S. Grewal	$542,750
David Gilbertson	$280,000
Rick Jensen	$630,800
Christopher M. Litster	$322,000

The 2012 total target cash compensation for Ms. Goodman and Mr. Gilbertson was below the median when compared to the 2012 Peer Group and the executive compensation survey. The 2012 total target cash compensation for Messrs. Grewal and Litser was between the 50th and 75th percentiles when compared to the 2012 Peer Group and the executive compensation survey. Mr. Jensen’s 2012 total target cash compensation was above the 75th percentile when compared to the 2012 Peer Group and the executive compensation survey.

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Initial base salaries for our executives are generally established in our offer letter to the executive at the outset of employment, which is the case with Mr. Jensen. None of our executives is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, from time to time, generally annually, in the discretion of our compensation committee, and consistent with our incentive compensation program objectives, base salaries for our executives, together with other components of compensation, are evaluated for adjustment based on an assessment of an executive’s performance and general compensation trends in our industry.

2011 Base Salaries.    In establishing base salaries for our named executive officers for 2011, our compensation committee reviewed a number of factors, including each named executive officer’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data and other information provided by Compensia. The table below sets forth the 2011 base salary and percentage increase over 2010 base salary for each of our named executive officers, as determined by the compensation committee:

Name	2011 Base Salary	Percentage Increase Over 2010 Base Salary
Gail F. Goodman	$400,000	8%
Harpreet S. Grewal	$300,000	0%
David Gilbertson(1)	$180,000	N/A
Rick Jensen(1)	$380,000	N/A
Christopher M. Litster	$200,000	0%

(1)	Did not serve as an executive officer in 2010.

Ms. Goodman’s year-over-year percentage increase was higher than in previous years largely due to the changing composition of the benchmarking data that reflects the growth and evolving nature of our business. In setting Ms. Goodman’s 2011 base salary, our compensation committee also determined that Ms. Goodman had an excellent year in 2010. In particular, it noted that Ms. Goodman provided critical leadership as we defined our new multi-product roadmap, successfully recruited a new chief financial officer, continued to develop her executive team and led our efforts to develop our strategy around the changing competitive marketplace in which we operate. Ms. Goodman’s 2011 base salary was just below the median for the 2011 Peer Group and the executive compensation survey. Mr. Grewal’s and Mr. Litster 2011 base salaries were unchanged from their 2010 base salaries because of their then relatively short tenures as executive officers. Mr. Grewal’s 2011 base salary was between the 50th and 75th percentiles for the 2011 Peer Group and the executive compensation survey. Comparative data was not available for Mr. Litster. Mr. Gilbertson was appointed to serve as an executive officer in October 2011 in connection with his promotion to vice president and general manager, SaveLocal. His responsibilities at that time included managing our strategy and corporate development organization and leading our efforts to develop our SaveLocal product, which we launched in early 2012. Mr. Gilbertson’s 2011 base salary of $180,000 was established in June 2011 in connection with his promotion to vice president, strategy and corporate development, and was based primarily on the nature of his role and related responsibilities. His 2011 base salary was not reviewed by the compensation committee because Mr. Gilbertson was not an executive officer at the time it was established and was not subsequently changed by the compensation committee when Mr. Gilbertson was designated an executive officer in October 2011. Mr. Jensen’s annualized base salary for 2011 was negotiated with him prior to his joining our company and was prorated for the number of days Mr. Jensen worked for us during 2011, pursuant to the offer letter we entered into with Mr. Jensen in March 2011, following approval of the offer letter by the compensation committee. In approving Mr. Jensen’s base salary, the compensation committee considered the nature of his role and related responsibilities, his deep and relevant experience, comparative data provided by Compensia and Mr. Jensen’s compensation with his prior employer.

2012 Base Salaries.    In establishing base salaries for our named executive officers for 2012, our compensation committee reviewed a number of factors, including each named executive officer’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data and other information provided by Compensia. The table below sets forth the 2012 base salary and percentage increase over 2011 base salary for each of our named executive officers, as determined by the compensation committee:

Name	2012 Base Salary	Percentage Increase Over 2011 Base Salary
Gail F. Goodman	$450,000	13%
Harpreet S. Grewal	$325,000	8%
David Gilbertson	$200,000	11%
Rick Jensen	$380,000	0%
Christopher M. Litster	$230,000	15%

In establishing Ms. Goodman’s 2012 base salary, our compensation committee determined that Ms. Goodman had another excellent year in 2011. In particular, it noted that Ms. Goodman drove significant and critical change in the organization to continue our transformation to a multi-product company, developed a multi-year strategic roadmap to drive shareholder value, new revenue growth sources and competitive differentiation and continued to grow a world class organization driven by our commitment to small businesses and organizations. Ms. Goodman’s 2012 base salary is just below the median for the 2012 Peer Group and the executive compensation survey. In establishing Mr. Grewal’s 2012 base salary, our compensation committee determined that Mr. Grewal had performed very well in 2011. It noted his efforts to drive our transformation to a multi-product company, his leading role on our internal business planning process and revenue initiatives, his focus on accountability, his management of our communications with investors and his strategic leadership during a challenging year. Mr. Grewal’s 2012 base salary is slightly above the median of the 2012 Peer Group and the executive compensation survey. In setting Mr. Gilbertson’s 2012 base salary, our compensation committee determined that Mr. Gilbertson had performed very well in 2011. It noted his June 2011 promotion to vice president, strategy and corporate development, his designation as an executive officer and his strategic contributions, including his significant contributions to the acquisition of BantamLive. The compensation committee also noted Mr. Gilbertson’s role in developing the business rationale and product vision for our SaveLocal product and his efforts in leading the newly-formed SaveLocal business unit. Mr. Gilbertson’s 2012 base salary is slightly below the median for the 2012 Peer Group and the executive compensation survey. In establishing Mr. Litster’s 2012 base salary, our compensation committee determined that Mr. Litster’s performance in 2011 was very strong. It noted his efforts in establishing the event marketing business unit and his strategic participation and leadership both as a business unit leader and as an executive team member. Mr. Litster’s 2012 base salary is slightly above the median of the 2012 Peer Group and the executive compensation survey. The compensation committee did not adjust Mr. Jensen’s base salary for 2012 given his relatively short tenure as an executive officer. Nevertheless, it noted that Mr. Jensen has been very effective in learning our business, building relationships throughout the organization and embracing our corporate culture. It was the intention of the compensation committee that Mr. Jensen’s base salary would not be reviewed by the compensation committee until December 2012.

Cash Incentive Bonuses and Discretionary Bonuses

In each of 2011 and 2012, the compensation committee established a cash incentive bonus plan for our executives, which provides for quarterly or annual cash incentive bonus payments. The cash incentive bonuses are intended to compensate our executives for the achievement of both corporate or business unit targets and/or individual performance goals. The corporate and business unit targets generally conform to financial, operating or other metrics contained in the internal budget and operating plan developed by our management and reviewed and approved by our board of directors. The target amounts payable under the cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary.

The compensation committee approves the corporate and business unit targets, the weighting of various goals for each executive and the formula for determining potential bonus amounts based on achievement of those goals. The compensation committee works with the chief executive officer and the chief financial officer to identify corporate and business unit targets based on board budgets and operating plans. Individual performance goals are necessarily tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Ms. Goodman sets the individual performance goals for each executive (other than herself) at the beginning of the applicable measurement period. In establishing individual performance goals for each member of her executive team, Ms. Goodman, in consultation with the executive, typically identifies areas that she believes require focus and are strategic or important to our company as a whole. The corporate and business unit targets and individual performance goals are designed to be difficult to fully achieve and we generally do not expect that all of the targets and objectives will be fully achieved in all periods.

2011 Cash Incentive Bonuses.    In December 2010, the compensation committee adopted the 2011 executive cash incentive bonus plan, or the 2011 Bonus Plan, for our executive officers, including our named executive officers. Amounts paid under the 2011 Bonus Plan to our executive officers were calculated as a percentage of the applicable executive officer’s 2011 annual base salary. The following table sets forth the target bonus percentage under the 2011 Bonus Plan, as a percentage of 2011 annual base salary, for each of our named executive officers:

Name	Target Bonus Percentage
Gail F. Goodman	100%
Harpreet S. Grewal	67%
David Gilbertson	28%
Rick Jensen	66%
Christopher M. Litster	30%

As described above, the compensation committee determined the 2011 total target cash compensation (including the 2011 target bonus percentage) of each named executive officer (other than Messrs. Gilbertson and Jensen) after reviewing and considering the evaluation prepared by our independent compensation consultant. Mr. Gilbertson’s 2011 target bonus percentage was established in June 2011 at the time of his election as vice president, strategy and corporate development. It was not reviewed by the compensation committee because Mr. Gilbertson was not an executive officer at that time and was not subsequently changed by the compensation committee when Mr. Gilbertson was designated an executive officer in October 2011. Mr. Jensen’s 2011 target bonus percentage was established in the offer letter we entered into with Mr. Jensen in March 2011 prior to his joining us. Ms. Goodman’s, Mr. Grewal’s and Mr. Litster’s respective 2011 target bonus percentages were not changed from their respective 2010 target cash bonus percentages.

Under the 2011 Bonus Plan, Ms. Goodman was eligible to receive pro rata quarterly cash incentive bonus payments based on the achievement of quarterly corporate financial and customer satisfaction targets and an annual bonus based on the achievement of an annual corporate operating target, with 80% of the target cash incentive bonus allocated to the quarterly corporate financial and customer satisfaction targets and 20% of the target cash incentive bonus allocated to the annual corporate operating target. Mr. Grewal was eligible to receive pro rata quarterly cash incentive bonus payments based on the achievement of quarterly corporate financial and customer satisfaction targets and the achievement of quarterly individual performance goals, with 80% of the target cash incentive bonus allocated to the quarterly corporate financial and customer satisfaction targets and 20% of the target cash incentive bonus allocated to the quarterly individual performance goals. Pursuant to the offer letter we entered into with Mr. Jensen in March 2011, Mr. Jensen was eligible to receive pro rata quarterly cash incentive bonus payments based on the achievement of quarterly corporate financial and customer satisfaction targets and was guaranteed to receive 75% of his target quarterly cash incentive bonus for each of the last three calendar quarters of 2011, prorated for the number of days Mr. Jensen was employed by us during 2011. Mr. Litster was eligible to receive pro rata quarterly cash incentive bonus payments based on the achievement of quarterly corporate financial and customer satisfaction targets and the achievement of quarterly individual performance goals and an annual bonus based on the achievement of annual financial and operating targets related to the event marketing business unit, with 45% of the target incentive cash bonus allocated to the quarterly corporate financial and customer satisfaction targets, 15% of the target cash incentive bonus allocated to the quarterly individual performance goals and 40% of the target cash incentive bonus allocated to the annual financial and operating targets related to Mr. Litster’s business unit. Mr. Gilbertson’s bonus structure, which was based on the bonus structure applicable to our most senior managers, except executive officers, was not changed when he was designated an executive officer in October 2011 given that there was less than three months remaining in 2011. The bonus structure of our non-executive senior managers is not reviewed by the compensation committee.

The quarterly corporate financial and customer satisfaction targets under the 2011 Bonus Plan were based on three corporate metrics: (i) quarterly revenue growth, or QRG, (ii) quarterly earnings before interest, taxes, depreciation and amortization and stock-based compensation as a percentage of revenue, or Adjusted EBITDA Margin, and (iii) quarterly customer satisfaction, or Customer Satisfaction, as measured by the three-month average of the results of the satisfaction survey we distribute to a portion of our customer base on a monthly basis. The quarterly QRG and Adjusted EBITDA Margin targets were established by our board of directors as part of the budgeting process and approved by the compensation committee. The quarterly Customer Satisfaction targets were established by the compensation committee with input from Ms. Goodman and her executive team.

For Ms. Goodman and Mr. Grewal, 40% of the target cash incentive bonus was allocated to the QRG metric, 15% of the target cash incentive bonus was allocated to the Adjusted EBITDA Margin metric and 25% of the target cash incentive bonus was allocated to the Customer Satisfaction metric. For Mr. Litster, 25% of the target cash incentive bonus was allocated to the QRG metric, 10% of the target cash incentive bonus was allocated to the Adjusted EBITDA Margin metric and 10% of the target cash incentive bonus was allocated to the Customer Satisfaction metric. For Mr. Jensen, 60% of the target cash incentive bonus was allocated to the QRG metric, 15% of the target cash incentive bonus was allocated to the Adjusted EBITDA Margin metric and 25% of the target cash incentive bonus was allocated to the Customer Satisfaction metric, pursuant to the offer letter we entered into with Mr. Jensen in March 2011.

Bonus payments made to an executive related to the QRG metric were based on the levels of achievement, as a percentage of the quarterly target QRG, as set forth below. For 2011, the compensation committee increased the leverage for over-performance in order to continue to incentivize our executive officers to drive revenue growth.

Achievement Level	Less than 85%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%	140% and Greater
Payout Percentage	0%	60%	73%	87%	100%	125%	150%	175%	200%	225%	250%	275%	300%

Bonus payments for achievement between the levels described in the table above were to be made on a pro rata basis.

Bonus payments were to be made to an executive officer based on the quarterly Adjusted EBITDA Margin metric if the quarterly Adjusted EBITDA Margin achieved by us was at least equal to one percentage point below the quarterly target Adjusted EBITDA Margin, in which event the executive was to be eligible to receive 95% of the bonus allocated to the Adjusted EBITDA Margin metric. No payment was to be made if the quarterly achievement level was more than one percentage point below the quarterly target Adjusted EBITDA Margin. In the event that the quarterly Adjusted EBITDA Margin achieved by us was one percentage point or more above the quarterly target Adjusted EBITDA Margin, the executive was to be eligible to receive 105% of the bonus allocated to the Adjusted EBITDA Margin metric. Bonus payments for achievement between the two Adjusted EBITDA Margin thresholds were to be made on a pro rata basis.

Our compensation committee believes that the QRG metric and the Adjusted EBITDA Margin metric are appropriately designed to drive revenue growth and to ensure that we meet our operating expense targets while incentivizing executives to work collectively to reinvest excess operating profit into the business.

Bonus payments made to any executive officer based on the quarterly Customer Satisfaction metric were to be paid at 100% of the target payment if the quarterly Customer Satisfaction target was achieved. For achievement levels below the quarterly Customer Satisfaction target, the bonus payment was to be reduced by 25% for every percentage point of underachievement below the target up to a maximum of three percentage points below the target. No payment was to be made if the quarterly achievement level is more than three percentage points below the quarterly Customer Satisfaction target. For achievement levels above the quarterly Customer Satisfaction target, the bonus payment will be increased by 25% for every percentage point above the target up to a maximum of four percentage points above the target. Our compensation committee continues to believe it is appropriate to compensate our executive officers based on the satisfaction level of our customers as measured by the monthly satisfaction surveys we distribute to a portion of our customer base. We seek to provide outstanding customer service and satisfied customers are critical to our success because they are more likely to refer us to their friends and colleagues and they remain as customers for a longer period of time.

For Mr. Litster, the annual financial and operating targets under the 2011 Bonus Plan related to our event marketing business unit were based on two metrics: (i) annual revenue of our event marketing business unit, or EVM BU Revenue, and (ii) year-end customer count of our event marketing product, or EVM Customer Count, with 15% of the target cash incentive bonus allocated to the EVM BU Revenue metric and 25% of the target cash incentive bonus allocated to the EVM Customer Count metric. Bonus payments related to the EVM BU Revenue metric were to be made based on the same achievement levels and payout percentages applicable to the 2011 QRG metric as set forth in the chart above. Bonus payments related to the EVM Customer Count were to be made as follows: 0% below board budget, 100% at board budget and 200% at operating plan with pro rata payments for achievement between the board budget and operating plan. The annual EVM BU Revenue and

EVM Customer Count targets were established by our board of directors as part of the budgeting process and approved by the compensation committee. The compensation committee determined that it was appropriate to link a substantial portion of Mr. Litster’s target cash incentive bonus to the new business unit that he is managing.

The table below shows for the primary quarterly financial and operating targets established by the compensation committee under the 2011 Bonus Plan the targets and the actual results achieved:

Performance Metric	Q1 2011		Q2 2011		Q3 2011		Q4 2011
	Target	Achievement	Target	Achievement	Target	Achievement	Target	Achievement
QRG (in millions)	$2.92	$2.55	$3.10	$2.51	$2.35	$1.92	$3.20	$3.17
Adjusted EBITDA Margin	8.1%	8.1%	13.2%	15.4%	20.44%	22.1%	20.0%	20.7%
Customer Satisfaction	68% - 70%	68%	69% - 71%	65%	70% - 72%	66%	71% - 73%	67%

Ms. Goodman’s annual corporate operating goal in 2011 was based on achieving a year-end unique customer count of between 529,000 customers and 558,000 customers. These targets were not achieved as we ended 2011 with approximately 500,000 unique customers. With respect to Mr. Litster, (i) the annual EVM BU Revenue target was $4.3 million and actual achievement was $4.47 million and (ii) the EVM Customer Count target was based on achieving a year-end event marketing customer count of between 45,000 and 89,000 and we ended 2011 with approximately 33,000 customers.

Mr. Grewal’s individual quarterly performance goals in 2011 included facilitating the success of our partner initiatives, refining our forecasting and closing processes, revamping our internal reporting framework, creating a better investor relations experience, addressing organizational succession issues, continuing the evolution of the internal business planning process, developing a sustainable structure for our operations in the United Kingdom, defining 2012 financial objectives, assuming responsibility for our internal analytics organization, supporting a unified go-to-market plan for 2012 and completing a multi-year strategic framework. Mr. Litster’s individual quarterly performance goals in 2011 included continuing to develop the event marketing business unit and team, revamping the event marketing customer onboarding processes, developing key 2011 learning objectives for event marketing, researching, analyzing and deploying a new event marketing pricing model, completing an event marketing partner segmentation analysis and developing event marketing strategic objectives for 2012 and the 2012 event marketing operating plan. Mr. Gilbertson had individual performance goals as part of the cash incentive compensation plan applicable to our non-executive senior managers.

The table below provides for each named executive officer, except Mr. Gilbertson, the incentive target and actual achievement for each performance metric under the 2011 Bonus Plan. Mr. Gilbertson is not included because he did not participate in the 2011 Bonus Plan as he was designated an executive officer in October 2011.

	INCENTIVES-TARGET						INCENTIVES-ACTUAL
Performance Metric	QRG	Adjusted EBITDA Margin	Customer Satisfaction	MBOs(1)	Annual Target(2)	TOTAL	QRG	Adjusted EBITDA Margin	Customer Satisfaction	MBOs(1)	Annual Target(2)	TOTAL
Ms. Goodman
Q1 2011	$40,000	$15,000	$25,000	—	—	$80,000	$26,080	$15,000	$25,000	—	—	$66,080
Q2 2011	$40,000	$15,000	$25,000	—	—	$80,000	$0	$15,750	$0	—	—	$15,750
Q3 2011	$40,000	$15,000	$25,000	—	—	$80,000	$0	$15,750	$0	—	—	$15,750
Q4 2011	$40,000	$15,000	$25,000	—	—	$80,000	$38,891	$15,600	$0	—	—	$54,491
Annual(2)	—	—	—	—	$80,000	$80,000	—	—	—	—	$0	$0
Total 2011	$160,000	$60,000	$100,000	—	$80,000	$400,000	$64,971	$62,100	$25,000	—	$0	$152,071
Mr. Grewal
Q1 2011	$20,000	$7,500	$12,500	$10,000	—	$50,000	$13,040	$7,500	$12,500	$9,500	—	$42,540
Q2 2011	$20,000	$7,500	$12,500	$10,000	—	$50,000	$0	$7,875	$0	$10,000	—	$17,875
Q3 2011	$20,000	$7,500	$12,500	$10,000	—	$50,000	$0	$7,875	$0	$10,000	—	$17,875
Q4 2011	$20,000	$7,500	$12,500	$10,000	—	$50,000	$19,446	$7,800	$0	$9,200	—	$36,446
Total 2011	$80,000	$30,000	$50,000	$40,000	—	$200,000	$32,486	$31,050	$12,500	$38,700	—	$114,736
Mr. Jensen(3)
Q2 2011	$24,724	$6,178	$10,297	—	—	$41,199	$0	$6,178	$0	—	—	$6,178
Q3 2011	$37,500	$9,375	$15,625	—	—	$62,500	$0	$9,844	$0	—	—	$9,844
Q4 2011	$37,500	$9,375	$15,625	—	—	$62,500	$36,460	$9,844	$0	—	—	$46,304
Total 2011	$99,724	$24,928	$41,547	—	—	$166,199	$36,460	$25,866	$0	—	—	$125,001	(4)
Mr. Litster
Q1 2011	$3,750	$1,500	$1,500	$2,250	—	$9,000	$2,445	$1,500	$1,500	$2,250	—	$7,695
Q2 2011	$3,750	$1,500	$1,500	$2,250	—	$9,000	$0	$1,575	$0	$1,856	—	$3,431
Q3 2011	$3,750	$1,500	$1,500	$2,250	—	$9,000	$0	$1,575	$0	$2,160	—	$3,735
Q4 2011	$3,750	$1,500	$1,500	$2,250	—	$9,000	$3,646	$1,560	$0	$2,115		$7,321
Annual(2)	—	—	—	—	$24,000	$24,000	—	—	—	—	$10,800	$10,800
Total 2011	$15,000	$6,000	$6,000	$9,000	$24,000	$60,000	$6,091	$6,210	$1,500	$8,381	$10,800	$32,982

(1)	MBOs = individual performance objectives.

(2)	Ms. Goodman and Mr. Litster were the only named executive officers who had performance targets that were measured based on annual financial and operating goals.

(3)	Mr. Jensen commenced his employment with us and became our senior vice president, chief sales and marketing officer in May 2011. Mr. Jensen’s performance targets in the second quarter of 2011 were prorated to reflect the actual number of days we employed him.

(4)	Pursuant to our offer letter with Mr. Jensen, he was guaranteed to receive 75% of his prorated 2011 target cash incentive bonus. As a result, Mr. Jensen received an additional bonus payment of $62,675 in early 2012 to satisfy our obligation to him.

The table below provides for each named executive officer, except Mr. Gilbertson, information regarding 2011 aggregate incentive payments under the 2011 Bonus Plan.

Name(1)	2011 Target Cash Incentive Bonus	2011 Actual Cash Incentive Bonus	2011 Actual Cash Incentive Bonus as a Percentage of 2011 Target Cash Incentive Bonus	2011 Actual Cash Incentive Bonus as a Percentage of 2011 Base Salary
Gail F. Goodman	$400,000	$152,071	38%	38%
Harpreet S. Grewal	$200,000	$114,736	57%	38%
Rick Jensen(2)	$166,199	$125,001	75%	49%
Christopher M. Litster	$60,000	$32,982	55%	16%

(1)	Mr. Gilbertson was designated an executive officer in October 2011. As a result, he did not participate in the 2011 Bonus Plan.

(2)	Mr. Jensen commenced his employment with us and became our senior vice president, chief sales and marketing officer, on May 2, 2011. Under the terms of our offer letter with Mr. Jensen, his annualized base salary of $380,000 and his annualized target cash incentive bonus of $250,000 were each prorated to reflect the number of days during 2011 that we employed him. In addition, under the offer letter, Mr. Jensen was guaranteed to receive 75% of his prorated 2011 target cash incentive bonus.

In reviewing these results, the compensation committee noted that on average our named executive officers received approximately 56% of their target cash incentive bonuses in 2011, including the effect of Mr. Jensen’s guaranteed bonus amount. The compensation committee also noted that our overall financial performance was strong in 2011 as our revenue grew approximately 23% and our profitability and cash flows increased substantially. Nevertheless, the compensation committee believed that these incentive payments were justified by the company’s performance and the goal of using performance targets to reward overachievement and penalize underachievement, particularly as it related to important corporate goals such as QRG and Customer Satisfaction.

2012 Cash Incentive Bonuses.    In December 2011, the compensation committee adopted the 2012 executive cash incentive bonus plan, or the 2012 Bonus Plan, for our executive officers, including our named executive officers. Amounts payable under the 2012 Bonus Plan to our executive officers are calculated as a percentage of the applicable executive officer’s 2012 annual base salary described above. The following table sets forth the target bonus percentage under the 2012 Bonus Plan, as a percentage of 2012 annual base salary, for each of our named executive officers:

Name	Target Bonus Percentage
Gail F. Goodman	100%
Harpreet S. Grewal	67%
David Gilbertson	40%
Rick Jensen	66%
Christopher M. Litster	40%

In 2012, the compensation committee determined to adjust the target bonus percentages for Messrs. Gilbertson and Litster, as compared to 2011, to bring their total target cash compensation within the desired pay positioning targets and to reward their strong performance in 2011.

Under the 2012 Bonus Plan, our named executive officers are eligible to receive cash incentive bonus payments based on the achievement of (i) quarterly corporate financial targets, QRG and Adjusted EBITDA Margin, (ii) quarterly Customer Satisfaction targets (or, if necessary, other customer satisfaction- or customer success-based targets approved by the compensation committee during the course of the year), except in the case of our business unit leaders, Messrs. Gilbertson and Litster, (iii) quarterly individual performance goals, except in the case of Ms. Goodman and Mr. Jensen, and/or (iv) in the case of our business unit leaders, annual financial and operating targets related to the executive officer’s operational area of responsibility. The compensation committee determines which of the foregoing performance metrics apply to each executive officer and the portion (if any) of such executive officer’s target cash incentive bonus that is allocated to each such performance metric. The QRG and Adjusted EBITDA Margin targets for the first half of 2012 were established by our board of directors as part of the 2012 budgeting process and approved by the compensation committee. The targets for the second half of 2012 will be approved later in the year when the board of directors reviews and approves our second half budget. The quarterly Customer Satisfaction targets have been established by the compensation committee with input from the executive team. Our compensation committee continues to believe that the QRG metric and the Adjusted EBITDA Margin metric are appropriately designed to drive revenue growth and to ensure that we meet our operating expense targets while incenting executives to work collectively to reinvest excess operating profit into the business. Our compensation committee continues to believe it is appropriate to compensate most of our executive officers based on the satisfaction level of our customers as measured by the monthly satisfaction surveys we distribute to a portion of our customer base.

For Ms. Goodman, the 2012 Bonus Plan provides for pro rata quarterly cash incentive bonus payments based on the achievement of quarterly corporate financial targets and quarterly customer satisfaction targets, with 75% of the target cash incentive bonus being allocated to the quarterly corporate financial targets (60% to QRG and 15% to Adjusted EBITDA Margin) and 25% of the target cash incentive bonus being allocated to quarterly Customer Satisfaction targets. Under the 2012 Bonus Plan, Ms. Goodman’s bonus award does not depend on the achievement of individual performance goals. For 2012, the compensation committee determined to focus more of Ms. Goodman’s bonus award on revenue generation by significantly increasing the percentage of her target cash incentive bonus related to the QRG metric and eliminating the portion of Ms. Goodman’s cash incentive bonus attributable to an annual operating metric.

For Mr. Grewal, the 2012 Bonus Plan provides for pro rata quarterly cash incentive bonus payments based on the achievement of (i) quarterly corporate financial targets, (ii) quarterly Customer Satisfaction targets and (iii) quarterly individual performance goals, with 55% of the target cash incentive bonus being allocated to the quarterly corporate financial targets (40% to QRG and 15% to Adjusted EBITDA Margin), 25% of the target cash incentive bonus being allocated to quarterly Customer Satisfaction targets and 20% of the target cash incentive bonus being allocated to his quarterly individual performance goals.

For Messrs. Gilbertson and Litster, the 2012 Bonus Plan provides for pro rata quarterly cash incentive bonus payments based on the achievement of quarterly corporate financial targets and the achievement of quarterly individual performance goals and an annual bonus based on the achievement of annual financial and operating targets related to their respective areas of operational responsibility (the SaveLocal business unit and the event marketing business unit, respectively), with 35% of the target cash incentive bonus being allocated to the quarterly corporate financial targets (25% to QRG and 10% to Adjusted EBITDA Margin), 25% of the target cash incentive bonus being allocated to the quarterly individual performance goals and 40% of the target cash incentive bonus being allocated to the annual financial and operating targets related to the executive’s respective business unit. Under the 2012 Bonus Plan, neither Mr. Gilbertson’s nor Mr. Litster’s target cash incentive bonus is linked to the Customer Satisfaction metric, which is largely driven by our email marketing customers.

For Mr. Jensen, the 2012 Bonus Plan provides for pro rata quarterly cash incentive bonus payments based on the achievement of (i) quarterly corporate financial targets and (ii) quarterly Customer Satisfaction targets, with 75% of the target cash incentive bonus being allocated to the quarterly corporate financial targets (60% to QRG and 15% to Adjusted EBITDA Margin) and 25% of the target cash incentive bonus being allocated to the quarterly Customer Satisfaction targets. Under the 2012 Bonus Plan, Mr. Jensen’s target cash incentive bonus does not depend on the achievement of individual performance goals.

Bonus payments related to the QRG metric will be based on the levels of achievement, as a percentage of the quarterly target QRG, as described below. For 2012, the compensation committee reduced the minimum achievement required for a payout from 85% to 80% and the corresponding payout because of the view that 85% achievement was too high a minimum threshold given the sensitivity of the QRG calculation to relatively small variations in quarterly revenue.

Achievement Level	Less than 80%	80%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%	140% and Greater
Payout Percentage	0%	50%	63%	75%	88%	100%	125%	150%	175%	200%	225%	250%	275%	300%

Bonus payments for achievement between the levels described in the table above will be made on a pro rata basis.

Bonus payments based on the Adjusted EBITDA Margin and Customer Satisfaction metrics will be calculated under the 2012 Bonus Plan in the same manner as under the 2011 Bonus Plan.

If a portion of an executive officer’s target cash incentive bonus is allocated to the achievement of quarterly individual performance goals, the quarterly individual performance goals for the executive officer will be established by Ms. Goodman and will be tied to the particular area of expertise of the executive and his or her performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. Under the 2012 Bonus Plan, Ms. Goodman will establish the quarterly individual performance goals for each such executive officer using the foregoing criteria at the beginning of each quarter of 2012.

For our executive officers who are business unit heads, the 2012 Bonus Plan provides that a portion of each such executive officer’s target cash incentive bonus will be allocated to one or more annual financial and operating targets related to the executive officer’s operational area of responsibility, with the compensation committee determining the portion of each such executive officer’s target cash incentive bonus that is allocated to each such annual financial and operating target. For Mr. Gilbertson, who heads our SaveLocal business unit, the annual financial and operating targets under the 2012 Bonus Plan are related to our SaveLocal business unit and are based on two metrics: (i) annual revenue of our SaveLocal business unit, or SaveLocal BU Revenue, and (ii) aggregate annual deals associated with our SaveLocal product, or SaveLocal Deals, with 15% of the target cash incentive bonus being allocated to the SaveLocal BU Revenue metric and 25% of the target cash incentive bonus being allocated to the SaveLocal Deals metric. Bonus payments to Mr. Gilbertson related to the SaveLocal BU Revenue metric will be made as follows: 0% below 59% of board budget, 50% at 59% of board budget and 100% at 100% of board budget with pro rata payments for achievement between the two identified targets and accelerators of 150% and 200%, respectively, at milestone thresholds of 117% and 176% of board budget, respectively. Bonus payments to Mr. Gilbertson related to the SaveLocal Deals metric will be made as follows: 0% below 55% of board budget, 50% at 55% of board budget and 100% at 100% of board budget with pro rata payments for achievement between the two identified targets and accelerators of 150% and 200%, respectively, at milestone thresholds of 167% and 222% of board budget, respectively. The annual SaveLocal BU Revenue metric and the SaveLocal Deals metric were established by the board of directors as part of the budgeting process and approved by the compensation committee. The compensation committee determined that it was appropriate to link a substantial portion of Mr. Gilbertson’s target cash incentive bonus to the business unit that he is managing. For Mr. Litster, who heads our event marketing business unit, similar to the 2011 Bonus Plan, the annual financial and operating targets under the 2012 Bonus Plan are related to our event marketing business unit and are based on two metrics: (i) EVM BU Revenue, and (ii) EVM Customer Count, with 25% of the target cash incentive bonus being allocated to the EVM BU Revenue metric and 15% of the target cash incentive bonus being allocated to the EVM Customer Count metric. Bonus payments to Mr. Litster related to the EVM BU Revenue metric will be based on the same achievement levels and payout percentages applicable to the 2012 QRG metric as set forth in the chart above. Bonus payments related to the EVM Customer Count will be made as follows: 0% below board budget, 100% at board budget and 300% at 140% of board budget with pro rata payments for achievement between the two identified targets. The annual EVM BU Revenue and EVM Customer Count targets were established by the board of directors as part of the budgeting process and approved by the compensation committee. The compensation committee determined that it was appropriate to link a substantial portion of Mr. Litster’s target cash incentive bonus to the business unit that he is managing.

Discretionary Cash Bonuses.    From time to time, the compensation committee awards discretionary cash bonuses to named executive officers in exceptional circumstances. In December 2011, the compensation committee awarded a discretionary cash bonus of $20,000 to Mr. Grewal for his extraordinary performance in 2011, primarily related to his strategic leadership, and awarded a discretionary cash bonus of $15,000 to Mr. Gilbertson for his extraordinary performance in 2011, primarily related to his overall strong performance and his dual role in the fourth quarter of 2011 of leading both our strategy and corporate development team and the SaveLocal business unit.

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. Prior to our initial public offering in October 2007, our employees, including our executives, were eligible to participate in our 1999 stock option/stock issuance plan. Following the completion of our initial public offering and prior to the adoption by our stockholders of our 2011 stock incentive plan at our 2011 annual meeting of stockholders, we granted to our employees, including our executives, stock-based awards pursuant to our 2007 stock incentive plan. Since our 2011 annual meeting of stockholders, our employees, including our executives, are eligible to receive grants of stock options, restricted stock awards, restricted stock units, or RSUs, and other stock-based equity awards under our 2011 stock incentive plan at the discretion of our compensation committee. We believe that our equity award program is critical to our efforts to hire and retain the best people and to maintain a competitive advantage over our current and future competitors.

We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employment during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers the grant date fair value of equity awards using the Black-Scholes valuation methodology, the current and projected in-the-money value of existing awards, comparative share ownership of executives in our compensation peer group and executive compensation survey, company performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of Ms. Goodman with respect to her executive team members. We typically make an initial equity award of stock options, restricted stock or restricted stock units to new executives in connection with the start of their employment. Grants of equity awards, including those to executives, are approved by our compensation committee and are granted based on the fair market value of our common stock on the date of grant.

We issue both Time-Based Equity Incentive Awards and Performance-Based Equity Incentive Awards to our executive officers. The Time-Based Equity Incentive Awards vest as to 25% of such awards on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, in each case subject to the continued employment of the executive. This vesting schedule is consistent with the vesting of stock options granted to other employees. Performance-Based Equity Incentive Awards vest upon the achievement of specified corporate financial or operating targets. All stock option awards have an exercise price that is equal to the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on the date of grant, which is the fair market value of our common stock on the date of grant under the option grant policy adopted by our compensation committee.

Equity Incentive Awards related to 2011 Executive Compensation Determinations.    In December 2010, the compensation committee approved for each of our named executive officers the Time-Based Stock Options and Time-Based RSUs listed in the table below. In determining these equity awards for each of the named executive officers, our compensation committee took into account company performance in 2010, which was very strong, the applicable executive’s performance and the retention value of unvested equity awards. The compensation committee also considered the grant date fair value of the equity award using the Black-Scholes valuation methodology. Finally, the compensation committee considered a number of factors in comparison to the companies in the 2011 Peer Group and the benchmarking data prepared by our independent compensation consultant, including executive equity grants as a percentage of our issued and outstanding shares of common stock, executive equity grant values as a percentage of our market capitalization, overall cost of executive management, equity granted to our named executive officers as a percentage of total equity granted, the value of equity granted to our named executive officers as a percentage of the total value of all equity granted and annual equity burn rates.

Once the compensation committee determined the appropriate overall equity award for each executive officer, except Mr. Grewal, 50% of the total equity grant would be issued in the form of Time-Based Stock

Options and 20% of the total equity grant would be issued in the form of Time-Based RSUs. With respect to the remaining 30% of the total equity grant, the executive officer was given the choice of receiving Time-Based Stock Options or Time-Based RSUs, or some combination of the two, with each Time-Based RSU being counted as three Time-Based Stock Options. As a result, in December 2010, our compensation committee granted to our named executive officers the Time-Based Stock Options and Time-Based RSUs reflected in the table below:

Name	Time-Based Stock Options	Time-Based RSUs
Gail F. Goodman	144,000	12,000
Harpreet S. Grewal	30,000	—
David Gilbertson(1)	—	—
Rick Jensen(2)	—	—
Christopher M. Litster(3)	65,000	11,667

(1)	Mr. Gilbertson became an executive officer in October 2011.

(2)	Mr. Jensen commenced his employment with us and became our senior vice president, chief sales and marketing officer, on May 2, 2011.

(3)	The equity incentive granted to Mr. Litster primarily related to his promotion to vice president and general manager, event marketing. In approving Mr. Litster’s equity incentive, the compensation committee considered the nature of Mr. Litster’s role and related responsibilities and the comparative data provided by Compensia.

Each Time-Based Stock Option listed in the table above has a ten-year term and an exercise price of $27.12 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on December 3, 2010, the date of grant. The awards listed in the table above will vest as to 25% of such awards on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, in each case subject to the continued employment of the executive.

In January 2011, the compensation committee approved for each of our named executive officers (other than Mr. Jensen and Mr. Gilbertson) the Performance-Based Stock Options listed in the table below. In determining these equity awards for each of the named executive officers, our compensation committee took into account the comparative data provided by our independent compensation consultant and the significant difficulty of achieving the performance targets. As a result, in January 2011, our compensation committee granted to our named executive officers (other than Mr. Jensen and Mr. Gilbertson) the Performance-Based Stock Options reflected in the table below:

Name	Performance-Based Stock Options
Gail F. Goodman	20,000
Harpreet S. Grewal	20,000
Christopher M. Litster	20,000

Each Performance-Based Stock Option listed in the table above has a ten-year term (except as described below) and an exercise price of $28.27 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on January 24, 2011, the date of grant.

Under the terms of the stock option agreements for the Performance-Based Stock Options listed above, each Performance-Based Stock Option was to vest based on the achievement by us of two specified performance targets based on the number of our unique customers as of December 31, 2011, or the Vest Date. The option was to vest as of the Vest Date as to:

•	50% of the total number of shares of our common stock subject to such option if we achieved the specified “Level I Target” but not the specified “Level II Target”; and

•	100% of the total number of shares of our common stock subject to such option if we achieved the specified “Level II Target.”

The compensation committee determined to award our executive officers Performance-Based Stock Options that vest based on the achievement of specified unique customer count targets to create an equity-based incentive to drive customer growth. This equity-based incentive was designed to complement the financial and operating performance components of our quarterly cash incentive bonuses by rewarding over-performance in a manner that the compensation committee believed is aligned with the interests of our stockholders. The Performance-Based Stock Options listed in the table above expired without vesting on December 31, 2011 because neither the Level I Target nor the Level II Target was met as of the Vest Date.

Equity Incentive Awards for Messrs. Gilbertson and Jensen.    In March 2011, the compensation committee approved the award to Mr. Gilbertson of 15,000 Time-Based Stock Options, which have a ten-year term and an exercise price of $28.39 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on March 1, 2011, the date of grant, and will vest as to 25% of such award on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, subject to Mr. Gilbertson’s continued employment. This equity incentive was approved by the compensation committee as part of the annual merit review process applicable to all employees, other than executive officers, and reflected Mr. Gilbertson’s strong performance in 2010.

In June 2011, in connection with Mr. Gilbertson’s promotion to vice president, strategy and corporate development, the compensation committee approved the award to Mr. Gilbertson of 15,000 Time-Based Stock Options, which have a seven-year term and an exercise price of $22.32 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on June 7, 2011, the date of grant, and will vest as to 25% of such award on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, subject to Mr. Gilbertson’s continued employment. In approving Mr. Gilbertson’s equity incentive, the compensation committee considered the nature of Mr. Gilbertson’s role and related responsibilities and the comparative data provided by our independent compensation consultant.

In June 2011, in connection with the commencement of Mr. Jensen’s employment with us, the compensation committee approved the following awards for Mr. Jensen:

•

80,000 Time-Based Stock Options, which have a seven-year term and an exercise price of $22.32 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on June 7, 2011, the date of grant, and will vest as to 25% of such award on the first anniversary of the date Mr. Jensen’s employment with us commenced and in equal quarterly installments over the succeeding three years, subject to Mr. Jensen’s continued employment; and

•

6,667 Time-Based RSUs, which will vest as to 25% of such award on the first anniversary of the date Mr. Jensen’s employment with us commenced and in equal quarterly installments over the succeeding three years, subject to Mr. Jensen’s continued employment.

In approving Mr. Jensen’s equity incentives, the compensation committee considered the nature of Mr. Jensen’s role and related responsibilities and the comparative data provided by our independent compensation consultant.

Equity Incentive Awards related to 2012 Executive Compensation Determinations.    In December 2011, the compensation committee approved for each of our named executive officers the Time-Based Stock Options, Time-Based RSUs and Performance-Based RSUs listed in the table below. In determining these equity awards for each of the named executive officers, our compensation committee took into account company performance in 2011, which was strong in most areas, the applicable executive’s performance and the retention value of unvested equity awards. The compensation committee also considered the grant date fair value of the equity award using the Black-Scholes valuation methodology. Finally, the compensation committee considered a number of factors in comparison to the companies in the 2012 Peer Group and the benchmarking data prepared by our independent compensation consultant, including executive equity grants as a percentage of our issued and outstanding shares of common stock, executive equity grant values as a percentage of our market capitalization, overall cost of executive management, equity granted to our named executive officers as a percentage of total equity granted, the value of equity granted to our named executive officers as a percentage of the total value of all equity granted and annual equity burn rates.

Once the compensation committee determined the appropriate overall equity award for each executive officer, except Ms. Goodman, 30% of the total equity grant would be issued in the form of Time-Based Stock Options and 30% of the total equity grant would be issued in the form of Time-Based RSUs. With respect to the remaining 40% of the total equity grant, each executive officer, except Ms. Goodman, was given the choice of receiving Time-Based Stock Options or Time-Based RSUs, or some combination of the two, with each Time-Based RSU being counted as three Time-Based Stock Options. The compensation committee determined that for Ms. Goodman, it was appropriate that the entire equity grant be issued in the form of Time-Based Stock Options. As a result, in December 2011, our compensation committee granted to our named executive officers the Time-Based Stock Options, Time-Based RSUs and Performance-Based RSUs reflected in the table below:

Name	Time-Based Stock Options (1)	Time-Based RSUs	Performance-Based RSUs(2)
Gail F. Goodman	250,000	—	—
Harpreet S. Grewal	35,000	21,667	—
David Gilbertson	30,000	15,000	10,000
Rick Jensen	37,500	12,500	—
Christopher M. Litster	45,500	6,500	—

(1)	Each Time-Based Stock Option listed in the table above has a seven-year term and an exercise price of $24.88 per share, which was the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on December 6, 2011, the date of grant. The awards listed in the table above will vest as to 25% of such awards on the first anniversary of the date of grant and in equal quarterly installments over the succeeding three years, in each case subject to the continued employment of the executive.

(2)	Each Performance-Based RSU granted to Mr. Gilbertson will vest in full upon achievement of a specified performance target related to our SaveLocal business unit, provided that such target is achieved by June 30, 2014, subject to Mr. Gilbertson’s continued employment.

Stock Option Grant Policy.    The compensation committee has adopted a stock option grant policy that applies to all stock option grants, including grants to executives, but excluding automatic annual grants to independent directors. The option grant policy adopted by the compensation committee is as follows:

•

That we will not, and will not have any program, plan or practice to, time or select the grant dates of any stock options or stock-based awards in coordination with the release by us of material non-public information.

•	That only the compensation committee, in its sole discretion, will be permitted to grant stock options and stock-based awards under our 2011 stock incentive plan.

•

That all grants of stock options and stock-based awards under our 2011 stock incentive plan, including grants to new employees, will be made during the first business week of the third month of the calendar quarter.

•	That the exercise price of all stock options and stock-based awards shall equal the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on the grant date.

•

That the compensation committee will meet telephonically or in person during the first business week of the third month of the calendar quarter to approve grants of stock options and stock-based awards.

•	That, to the extent practical, each quarterly meeting date will be tentatively set at least as early as the prior quarter’s meeting.

•	That the compensation committee will not take action by written consent with respect to the grant of stock options and stock-based awards.

The compensation committee has made two exceptions to this policy since it was adopted in 2007. In January 2011, the compensation committee held a special meeting to consider and grant to executive officers the Performance-Based Stock Options described above. Given the timing of our 2011 budgeting process, the compensation committee was not able to take action on this matter at its regularly scheduled meeting in December 2010. The compensation committee also made an exception in March 2011 related to the grant of Performance-Based RSUs to two key non-executive employees.

Benefits and Other Compensation/Miscellaneous

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, including a company contribution match component, an employee assistance program, maternity and paternity leave plans, paid vacations and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, except that we pay for parking for our executive officers.

The compensation committee believes that it is appropriate in certain situations to provide relocation assistance and relocation expense reimbursement to newly hired executive officers. Under our offer letter with Mr. Jensen, we agreed to provide Mr. Jensen with a relocation assistance payment in the amount of $75,000 and reimburse him for certain specified relocation expenses. As a result, we reimbursed Mr. Jensen for relocation expenses in the amount of $61,435.

Severance and Change of Control Benefits.    In December 2010, we entered into new executive severance agreements with each of our executive officers other than Mr. Jensen and Mr. Gilbertson, which superseded our prior severance arrangements with our executive officers. In May 2011 and October 2011, we entered into an executive severance agreement with Mr. Jensen and Mr. Gilbertson, respectively.

These agreements provide, in general, that in the event the executive’s employment with us is terminated by us without “cause” or by the executive for “good reason”, the executive will be entitled to a severance benefit equal to 12 months’ base salary plus health insurance benefits during such 12-month period. As defined in the executive severance agreements:

•

“cause” means (a) the executive’s willful misconduct, (b) the executive’s material failure to perform the executive’s reasonably assigned duties and responsibilities to us, (c) any breach by the executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between us and the executive or any of our written policies or procedures, including, but not limited to, our code of business conduct and ethics and our written policies and procedures regarding sexual harassment, computer access and insider trading, or (d) the executive’s conviction of, or plea of guilty or nolo contendere to, any felony or, with respect to the executive’s employment, any misdemeanor that is materially injurious to us; and

•

“good reason” means (a) a material diminution in the executive’s authority, duties or responsibilities, as in effect as of the effective date of the applicable executive severance agreement; (b) a material diminution in the executive’s base salary as in effect on the effective date of the applicable executive severance agreement or as the same was or may be increased thereafter from time to time except to the extent that such reduction affects all of our executive officers to a comparable extent; (c) a material change by us in the geographic location at which the executive performs the executive’s principal duties for us; or (d) any action or inaction by us that constitutes a material breach of the applicable executive severance agreement.

Mr. Grewal’s executive severance agreement provides that no act or failure to act by Mr. Grewal shall be considered willful unless it is done, or omitted to be done, in bad faith or without a reasonable belief by Mr. Grewal that Mr. Grewal’s actions or omissions were in our best interests.

In addition to the severance benefits described above, the agreements governing our equity incentive awards with each of our executive officers, except for equity incentive awards granted to Messrs. Gilbertson and Litster before they were designated executive officers, provide that, in the event of a change of control, 50% of the then outstanding and unvested portion of such awards shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, any remaining outstanding and unvested portion of the award shall become vested. For these purposes, “change of control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity (other than in a financing transaction involving the additional issuance of our securities).

We believe that having in place reasonable and competitive executive severance arrangements is essential to attracting and retaining highly-qualified executives. After reviewing the practices of companies represented in our peer group and in software as a service companies generally, we believe that our severance and change of control benefits are generally consistent with severance packages offered to executives by the companies in the peer group companies. While we do not believe that the provisions of a severance package would be a determinative factor in an executive’s decision to join us, the absence of such package would present a competitive disadvantage in the market for talented executives.

We have provided more detailed information about these benefits, along with estimates of their value to our named executive officers under various circumstances, in “— Potential Payments Upon Termination or Change of Control” below. Our compensation committee believes that our severance and change of control benefits are reasonable and generally consistent with severance packages offered to executives at similarly situated companies.

Stock Ownership Guidelines.    In April 2012, our board of directors adopted, based on the recommendation of the nominating and corporate governance committee, stock ownership guidelines applicable to our directors and executive officers. The stock ownership guidelines provide that each of our directors and executive officers must hold a minimum of 5,000 shares of our common stock. For purposes of calculating the number of shares held by a person, shares that are owned directly, shares over which the person has investment or voting power and shares that may be acquired under vested, in-the-money options are counted. Existing directors and executive officers have two years from the date of adoption of the guidelines to meet the minimum ownership guidelines. New directors and executive officers have two years from the date of the person’s election as a director or designation as an executive officer to meet the minimum ownership guidelines. Compliance with our stock ownership guidelines will be reviewed annually and at the time each director or executive officer requests clearance to sell shares of our common stock under our insider trading policy. Depending on the circumstances, if an individual is not in compliance with our stock ownership guidelines, permission to sell shares of our common stock may be denied.

Hedging Policy.    Our insider trading policy prohibits any employees, including the named executive officers, and directors from “hedging” ownership by engaging in short sales or trading in any options contracts involving our securities.

Tax Considerations.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $ 1.0 million paid to our chief executive officer and our three most highly compensated officers (other than the chief executive officer and the chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our president and chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers during 2011. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Gail F. Goodman President and Chief Executive Officer	2011	$400,000	—	—	$2,802,500	$152,071	$10,880	$3,365,451
	2010	$370,000	—	$325,440	$2,008,152	$285,455	$10,904	$2,999,951
	2009	$350,000	—	—	$1,447,305	$340,522	$10,898	$2,148,725

Harpreet S. Grewal Executive Vice President, Chief Financial Officer and Treasurer	2011	$300,000	$20,000	$539,075	$392,350	$114,736	$10,880	$1,377,041
	2010	$146,591	—	$1,093,200	$787,225	$61,359	$552	$2,088,927

David Gilbertson(1) Vice President, Corporate Development and Strategy	2011	$172,667	$15,000	$373,200	$702,450	$28,036	$12,156	$1,303,509

Rick Jensen(2) Senior Vice President, Chief Sales and Marketing Officer	2011	$253,333	—	$459,807	$1,208,375	$125,001	$137,155	$2,183,671

Christopher M. Litster Vice President and General Manager, Event Marketing	2011	$200,000	—	$161,720	$510,055	$32,982	$10,343	$915,100
	2010	$179,201	—	$316,409	$1,040,658	$39,381	$9,245	$1,584,894

(1)	Mr. Gilbertson was designated an executive officer in October 2011. Mr. Gilbertson did not participate in the 2011 Bonus Plan.

(2)	Mr. Jensen commenced his employment with us and became our senior vice president, chief sales and marketing officer in May 2011.

(3)	The amounts shown in this column represent discretionary cash bonuses awarded to Messrs. Grewal and Gilbertson for performance in 2011.

(4)	The amounts shown in this column represent the grant date fair value of RSU awards granted to our named executive officers in 2010 and 2011, calculated in accordance with applicable accounting guidance for equity awards. For each of our named executive officers, other than Mr. Grewal and Mr. Gilbertson, these RSU awards consisted solely of Time-Based RSUs. Mr. Grewal’s and Mr. Gilbertson’s RSU awards consisted of both Time-Based RSUs and Performance-Based RSUs. The grant date fair value of the Performance-Based RSUs included in this column for Mr. Grewal and Mr. Gilbertson is $0 because we have determined based on applicable accounting guidance that satisfaction of the performance conditions is not probable. The grant date fair value of the Performance-Based RSUs granted to Mr. Grewal in 2010, assuming satisfaction of all performance conditions, would be $364,400. The grant date fair value of the Performance-Based RSUs granted to Mr. Gilbertson in 2011, assuming satisfaction of all performance conditions, would be $248,800. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2011. The individual awards reflected in the summary compensation table for 2011 are further described below in the table “2011 Grants of Plan-Based Awards.”

(5)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our named executive officers in 2009, 2010 and 2011, calculated in accordance with applicable accounting guidance for equity awards. For 2009, the options awarded to Ms. Goodman consisted of both Time-Based Stock Options and Performance-Based Stock Options. The grant date fair value of the Performance-Based Stock Options included in this column is $0 because we determined based on applicable accounting guidance that satisfaction of the performance conditions was not probable. The maximum value of these Performance-Based Stock Options, assuming satisfaction of all performance conditions, would have been $579,000. The Performance-Based Stock Options granted in 2009 expired in their entirety effective as of December 31, 2010 as a result of the performance targets not being achieved. For 2010, these option awards consisted solely of Time-Based Stock Options. For 2011, the options awarded to Ms. Goodman, Mr. Grewal and Mr. Litster consisted of both Time-Based Stock Options and Performance-Based Stock Options. The grant date fair value of the Performance-Based Stock Options included in this column is $0 because we determined based on applicable accounting guidance that satisfaction of the performance conditions was not probable. The maximum value of the Performance-Based Stock Options, assuming satisfaction of all performance conditions, would have been $285,000 for each of Ms. Goodman and Messrs. Grewal and Litster. The Performance-Based Stock Options granted in 2011 expired in their entirety effective as of December 31, 2011 as a result of the performance targets not being achieved. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2009, 2010 and 2011. The individual awards reflected in the summary compensation table for 2011 are further described below in the table “2011 Grants of Plan-Based Awards.”

(6)	For 2011, the amounts shown were paid during 2011 and in early 2012 to each of the named executive officers other than Mr. Gilbertson, for the achievement in 2011 of specified performance objectives under the 2011 Bonus Plan. Mr. Gilbertson did not participate in the 2011 Bonus Plan because he was designated an executive officer in October 2011. The amount paid to Mr. Gilbertson reflects bonus payments under the bonus plan applicable to our non-executive senior managers. For 2010, the amounts shown were paid during 2010 and in early 2011 to Ms. Goodman and Messrs. Grewal and Litster for the achievement in 2010 of specified performance objectives under our 2010 Executive Cash Incentive Bonus Plan. For 2009, the amounts shown were paid during 2009 and in February 2010 to Ms. Goodman for the achievement in 2009 of specified performance objectives under our 2009 Executive Cash Incentive Bonus Plan.

(7)	For Ms. Goodman amounts shown reflect life insurance premiums and parking costs paid by us in each of 2009, 2010 and 2011 and company matching contributions under our 401(k) plan in 2009, 2010 and 2011 of $9,800. For Mr. Grewal, amounts shown reflect life insurance premiums and parking costs paid by us in 2010 and 2011 and company matching contributions under our 401(k) plan in 2011 of $9,800. For Mr. Jensen, amounts shown reflect a relocation assistance payment in the amount of $75,000 and reimbursement of specific relocation expenses in the amount of $61,435 pursuant to the terms of our offer letter with Mr. Jensen and life insurance premiums and parking costs paid by us in 2011. For Mr. Gilbertson, amounts shown reflect life insurance premiums and parking costs paid by us in 2011, a new employee referral bonus of $2,500 and company matching contributions under our 401(k) plan in 2011 of $8,602. For Mr. Litster, amounts shown reflect life insurance premiums and parking costs paid by us and a company matching contribution under our 401(k) plan in 2010 and 2011 of $8,141 and $9,263, respectively.

2011 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during or for the year ended December 31, 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/share)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)

		Threshold ($)	Target ($)(3)	Maximum ($)(3)	Threshold (#)	Target (#)(4)	Maximum (#)(4)
Gail F. Goodman	—	—	$400,000	$743,000	—	—	—	—	—	—	—
	1/24/2011	—	—	—	—	10,000	20,000	—	—	$28.27	$0
	12/6/2011	—	—	—	—	—	—	—	250,000	$24.88	$2,802,500
Harpreet S. Grewal	—	—	$200,000	$371,500	—	—	—	—	—	—	—
	1/24/2011	—	—	—	—	10,000	20,000	—	—	$28.27	$0
	12/6/2011	—	—	—	—	—	—	21,667	—	—	$539,075
	12/6/2011	—	—	—	—	—	—	—	35,000	$24.88	$392,200
David Gilbertson(1)	—	—	$50,400	—	—	—	—	—	—	—	—
	3/1/2011	—	—	—	—	—	—	—	15,000	$28.39	$218,400
	6/7/2011	—	—	—	—	—	—	—	15,000	$22.32	$147,750
	12/6/2011	—	—	—	—	10,000	—	—	—	—	$0
	12/6/2011	—	—	—	—	—	—	15,000	—	—	$373,200
	12/6/2011	—	—	—	—	—	—	—	30,000	$24.88	$336,300
Rick Jensen(2)	—	—	$166,199	$408,440	—	—	—	—	—	—	—
	6/7/2011	—	—	—	—	—	—	6,667	—	—	$148,807
	6/7/2011	—	—	—	—	—	—	—	80,000	$22.32	$788,000
	12/3/2010	—	—	—	—	—	—	12,500	—	—	$311,000
	12/3/2010	—	—	—	—	—	—	—	37,500	$24.88	$420,375
Christopher M. Litster	—	—	$60,000	$126,300	—	—	—	—	—	—	—
	1/24/2011	—	—	—	—	10,000	20,000	—	—	$28.27	$0
	12/6/2011	—	—	—	—	—	—	6,500	—	—	$161,720
	12/6/2011	—	—	—	—	—	—	—	45,500	$24.88	$510,055

(1)	Mr. Gilbertson become an executive officer in October 2011. Mr. Gilbertson did not participate in the 2011 Bonus Plan.

(2)	Mr. Jensen commenced his employment with us and became our senior vice president, chief sales and marketing officer, on May 2, 2011.

(3)	Our 2011 Bonus Plan was approved by the compensation committee of the board of directors in December 2010. The actual amounts paid to our named executive officers are reflected in the Summary Compensation Table above, except that the bonus payments to Mr. Gilbertson reflect bonus payments to him under the bonus plan applicable to our senior managers. Mr. Gilbertson did not participate in the 2011 Bonus Plan. For a description of the performance criteria under the 2011 Bonus Plan, see EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Cash Incentive Bonuses and Discretionary Bonuses — 2011 Cash Incentive Bonuses.”

(4)	For Ms. Goodman, Mr. Grewal and Mr. Litster, consists of Performance-Based Stock Options. The Performance-Based Stock Options were to vest based on the achievement by us of two specified performance targets based on the number of our unique customers as of December 31, 2011, or the Vest Date. The Performance-Based Stock Option was to vest as of the Vest Date as to 50% of the total number of shares of our common stock subject to such option if we achieve the specified “Level I Target” but not the specified “Level II Target”; and 100% of the total number of shares of our common stock subject to such option if we achieve the specified “Level II Target.” The Performance-Based Stock Options expired without vesting on December 31, 2011 because neither the Level I Target nor the Level II Target was met as of the Vest Date. For Mr. Gilbertson, consists of Performance-Based RSUs granted to Mr. Gilbertson in connection with his designation as an executive officer. The Performance-Based RSUs will vest in full upon achievement of a specified performance target related to our SaveLocal business unit, provided that such target is achieved by June 30, 2014, subject to Mr. Gilbertson’s continued employment. Prior to vesting, Mr. Gilbertson is not entitled to dividends or dividend equivalents with respect to the shares of common stock underlying these Performance-Based RSUs.

(5)	Consists of Time-Based RSUs. Twenty five percent of these Time-Based RSUs vest on the first anniversary of the grant date (or hire date in the case of awards granted at the time the executive commenced employment) and the remaining 75% of the shares underlying these Time-Based RSUs vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer. Prior to vesting, holders of these Time-Based RSUs are not entitled to dividends or dividend equivalents with respect to the shares of common stock underlying these Time-Based RSUs.

(6)	Consists of Time-Based Stock Options. Twenty-five percent of these Time-Based Stock Options vest on the first anniversary of the grant date (or hire date in the case of awards granted at the time the executive commenced employment) and the remaining 75% of the shares underlying these Time-Based Stock Options vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(7)	Reflects the fair market value of one share of our common stock on the date of grant. For option grants to the named executive officers in 2011, the compensation committee determined that the fair market value of our common stock on the date of grant was equal to the last sale, or closing, price of our common stock on the NASDAQ Global Market on the date of grant.

(8)	Represents the grant date fair value of stock option or restricted stock unit awards granted to our named executive officers in 2011, calculated in accordance with applicable accounting guidance for equity awards. The grant date fair value of Performance-Based Stock Options included in this column and granted to Ms. Goodman and Messrs. Grewal and Litster in January 2011 is $0 because we have determined based on applicable accounting guidance that satisfaction of the performance conditions was not probable. The maximum value of the Performance-Based Stock Options, assuming satisfaction of all performance conditions would have been $285,000 for each of Ms Goodman and Messrs. Grewal and Litster. Mr. Gilbertson’s restricted stock unit awards consisted of both Time-Based RSUs and Performance-Based RSUs. The grant date fair value of the Performance-Based RSUs included in this column for Mr. Gilbertson is $0 because we have determined based on applicable accounting guidance that satisfaction of the performance conditions is not probable. The grant date fair value of the Performance-Based RSUs granted to Mr. Gilbertson, assuming satisfaction of all performance conditions, would be $248,800. For a discussion of our valuation assumptions, see Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. These amounts do not represent the actual amounts paid to or realized by the named executive officer during 2011.

2011 Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding option awards held by our named executive officers at December 31, 2011.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Gail F. Goodman	10/23/2003	13,738	—		$0.04	10/23/2013	—		—		—		—
	2/10/2005	105,834	—		$0.06	2/10/2015	—		—		—		—
	2/9/2006	13,000	—		$1.09	2/9/2016	—		—		—		—
	12/7/2006	117,000	—		$3.05	12/7/2016	—		—		—		—
	12/6/2007	65,000			$22.27	12/6/2017	—		—		—		—
	12/4/2008	131,250	43,750	(3)	$13.68	12/4/2018	—		—		—		—
	12/1/2009	75,000	75,000	(3)	$17.96	12/1/2019	—		—		—		—
	12/3/2010	36,000	108,000	(3)	$27.12	12/3/2020	—		—		—		—
	12/3/2010	—	—		—	—	9,000	(4)	$208,890		—		—
	12/6/2011	—	250,000		24.88	12/6/2018	—		—		—		—
Harpreet S. Grewal	9/1/2010	12,500	27,500	(3)	$18.22	9/1/2020	—		—		—		—
	9/1/2010	—	—		—	—	41,250	(4)	$957,413		—		—
	9/1/2010	—	—		—	—	—		—		20,000	(6)	$464,200
	12/3/2010	7,500	22,500	(3)	$27.12	12/3/2020	—		—		—		—
	12/6/2011	—	35,000		$24.88	12/6/2018	—		—		—		—
	12/6/2011	—	—		—	—	21,667	(4)	$502,891		—		—
David Gilbertson(1)	9/1/2009	1,250	4,375		$19.93	9/1/2019	—		—		—		—
	3/1/2010	625	3,125		$19.02	3/1/2020	—		—		—		—
	3/1/2011	—	15,000		$28.39	3/1/2021	—		—		—		—
	6/7/2011	—	15,000		$22.32	6/7/2018	—		—		—		—
	12/6/2011	—	30,000		$24.88	12/6/2018	—		—		—		—
	12/6/2011	—	—		—	—	15,000	(4)	$348,150		—		—
	12/6/2011	—	—		—	—	—		—		10,000	(7)	$232,100
Rick Jensen(2)	6/7/2011	—	80,000	(3)	$22.32	6/7/2018	—		—		—		—
	6/7/2011	—	—		—	—	6,667	(4)	$154,741		—		—
	12/6/2011	—	37,500	(3)	$24.88	12/6/2018	—		—		—		—
	12/6/2011	—	—		—	—	12,500	(4)	$290,125		—		—
Christopher M. Litster	6/5/2007	203	—		$6.89	6/5/2017	—		—		—		—
	3/3/2008	3,563	237	(3)	$18.79	3/3/2018	—		—		—		—
	9/3/2008	1,625	375	(3)	$17.71	9/3/2018	—		—		—		—
	3/3/2009	4,375	2,625	(3)	$13.00	3/3/2019	—		—		—		—
	3/1/2010	2,250	3,750	(3)	$19.02	3/1/2020	—		—		—		—
	9/1/2010	2,500	5,500	(3)	$18.22	9/1/2020	—		—		—		—
	12/3/2010	16,250	48,750	(3)	$27.12	12/3/2020	—		—		—		—
	12/3/2010	—	—		—	—	8,750	(6)	$203,088	(7)	—		—
	12/6/2011	—	45,500	(3)	24.88	12/6/2018	—		—		—		—
	12/6/2011	—	—		—	—	6,500	(6)	$150,865	(7)	—		—

(1)	Mr. Gilbertson become an executive officer in October 2011.

(2)	Mr. Jensen commenced his employment with us and became our senior vice president, chief sales and marketing officer, on May 2, 2011.

(3)	Consists of Time-Based Stock Options. Twenty-five percent of the shares underlying this Time-Based Stock Option vest on the first anniversary of the grant date (or hire date in the case of options granted at the time the executive commenced employment) and the remaining 75% of the shares underlying this Time-Based Stock Option vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(4)	Consists of Time-Based RSUs. Twenty-five percent of the these Time-Based RSUs vest on the first anniversary of the grant date (or hire date in the case of options granted at the time the executive commenced employment) and the remaining 75% of these Time-Based RSUs vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(5)	Amount shown is based on market value per share of our common stock of $23.21, which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 30, 2011.

(6)	Consists of Performance-Based RSUs. These Performance-Based RSUs will vest in their entirety upon our achievement of a specified annualized revenue run rate target, provided that such target is achieved by December 31, 2014, subject to Mr. Grewal’s continued employment.

(7)	Consists of Performance-Based RSUs. These Performance Based RSUs will vest in full upon achievement of a specified performance target related to our SaveLocal business unit, provided that such target is achieved by June 30, 2014, subject to Mr. Gilbertson’s continued employment.

2011 Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and stock acquired upon vesting by our named executive officers during the year ended December 31, 2011.

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Gail F. Goodman	—	—	3,000	$75,000
Harpreet S. Grewal	—	—	18,750	$438,788
David Gilbertson	4,625	$45,259	—	—
Rick Jensen	—	—	—	—
Christopher M. Litster	5,997	$130,633	2,917	$72,925

(1)	The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the market price of our common stock on the date of exercise.

(2)	Reflects RSUs that vested during the year ended December 31, 2011.

(3)	Based on the fair market value of the shares on the date of vesting.

Employment and Other Agreements

We have entered into offer letters with each of our named executive officers that provide for at-will employment of the executive. These offer letters typically specify the named executive officer’s initial base salary and target bonus, the amount and terms of his or her initial equity incentive awards and the terms of his or her severance, if any, and benefits upon a change of control, if any. The offer letters with each of Messrs. Gilbertson and Litster were for non-executive positions. As a condition to their employment, each named executive officer also enters into a non-competition, non-disclosure and non-solicitation agreement, pursuant to which each named executive officer has agreed not to compete with us or to solicit our employees during their employment and for a period of one year after his or her employment ends, to protect our confidential and proprietary information and to assign to us all intellectual property conceived of or developed during the term of their employment.

In December 2010, we entered into new executive severance agreements with each of our named executive officers other than Mr. Jensen and Mr. Gilbertson, which superseded our prior severance arrangements with our named executive officers. In May 2011, we entered into an executive severance agreement with Mr. Jensen. In October 2011, we entered into an executive severance agreement with Mr. Gilbertson. For a description of these executive severance agreements, see “— Compensation Discussion and Analysis — Severance and Change of Control Benefits” above.

Potential Payments Upon Termination or Change of Control

In addition to the severance benefits described above, the agreements governing our equity incentive awards with each of our executive officers, except for equity incentive awards granted to Messrs. Gilbertson and Litster before they were designated executive officers, provide for acceleration in connection with a change of control, as described below:

•

The agreements governing our Time-Based Equity Incentive Awards and Performance-Based RSUs provide that, in the event of a change of control, 50% of the then outstanding and unvested portion of such awards shall become vested. In addition, under these agreements, if the named executive officer’s employment is terminated within 12 months after the change of control, any remaining outstanding and unvested portion of the award shall become vested.

•

The agreements governing the Performance-Based Stock Options granted to our executive officers in January 2011 provide that, if a change of control occurs prior to the Vest Date, then, immediately prior to such change of control, such Performance-Based Stock Options shall vest as to 50% of the shares subject to such awards as of immediately prior to such change of control and terminate and expire as to the balance of such shares.

For these purposes, “change of control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity (other than in a financing transaction involving the additional issuance of our securities).

The table below shows the benefits potentially payable to each of our named executive officers if his or her employment was terminated by us without cause or by the executive for good reason, if there was a change of control of our company, and if he or she was terminated upon a change of control. These amounts are calculated on the assumption that the employment termination and change of control both took place on December 31, 2011.

	Benefits Payable Upon Termination Without Cause/Good Reason		Benefits Payable Upon a Change of Control	Additional Benefits Payable Upon Termination Within 12 Months of a Change of Control
Name	Severance Payments	Medical/ Dental(1)	Equity Benefits(2)	Equity Benefits(3)
Gail F. Goodman	$450,000	$13,477	$509,789	$509,789
Harpreet S. Grewal	$325,000	$19,091	$1,030,876	$1,030,853
David Gilbertson	$200,000	$15,483	$290,125	$290,125
Rick Jensen	$380,000	$19,091	$258,045	$258,021
Christopher M. Litster	$230,000	$16,106	$176,977	$176,977

(1)	Calculated based on the estimated cost to us of providing these benefits.

(2)	This amount is equal to the sum of:

•

the number of restricted stock units that would vest, assuming a change of control on December 31, 2011, multiplied by $23.21 (which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 30, 2011), plus

•	the number of option shares that would vest, assuming a December 31, 2011 change of control, multiplied by the excess of $23.21 over the exercise price of the option.

(3)	This amount is equal to the sum of:

•

the number of restricted stock units that would vest, assuming a change of control and termination of employment, multiplied by $23.21 (which was the last sale, or closing, price of our common stock on the NASDAQ Global Market on December 30, 2011), plus

•	the number of option shares that would vest, assuming a December 31, 2011 change of control and termination of employment, multiplied by the excess of $23.21 over the exercise price of the option.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The compensation committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	cash incentive awards provide balanced objectives and are capped by the compensation committee to discourage excessive risk taking; and

•

long-term equity incentive awards discourage excessive risk taking, which we believe encourages our executives to consider the long-term interests of our company and reduces the likelihood that executives will take excessive short-term risks.

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include in most cases certain subjective considerations, which restrain the influence of purely formulaic factors that could contribute to excessive risk taking.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation contains provisions that limit or eliminate the personal liability of our directors for breach of fiduciary duty of care as a director. Our restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	any unlawful payments of dividends or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limitation of liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our restated certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law.

The indemnification provisions contained in our restated certificate of incorporation are not exclusive. In addition to the indemnification provided for in our restated certificate of incorporation we have entered into indemnification agreements with each of our directors and officers and certain key employees. Each indemnification agreement provides that we will indemnify the person to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a person, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted for directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain a general liability insurance policy that covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Rule 10b5-l Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-l plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-l plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. Any Rule 10b5-l Plan adopted by a director or officer must comply with the requirements of Rule 10b5-l under the Exchange Act and our insider trading policy. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-l plan, provided they are in compliance with our insider trading policy, which includes not being in possession of material, nonpublic information.

Securities Authorized for Issuance under our Equity Compensation Plans

In accordance with SEC rules, the following table provides information, as of December 31, 2011, about the securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and Rights (Column A)		Weighted Average Exercise Price of Outstanding Options (Column B)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column A) (Column C)(1)
Equity compensation plans that have been approved by our stockholders	4,902,915	(2)(3)	$18.95	3,944,362	(4)
Equity compensation plans that have not been approved by our stockholders	—		—	—
Total	4,902,915	(3)		3,944,362	(4)

(1)	In addition to being available for issuance upon the exercise of stock options that we may grant after December 31, 2011, all of the shares available for grant under our 2011 stock incentive plan may instead be issued in the form of restricted stock, restricted stock units, stock appreciation rights and other stock-based awards.

(2)	Represents 4,902,915 shares to be issued upon exercise of outstanding options under our 1999 stock option/stock issuance plan, 2007 stock incentive plan and 2011 stock incentive plan as of December 31, 2011. Our 2011 stock incentive plan became effective on May 31, 2011, and we no longer grant awards under our 1999 stock option/stock issuance plan or our 2007 stock incentive plan.

(3)	Does not include 278,653 restricted stock units outstanding as of December 31, 2011.

(4)	Includes 3,755,690 shares issuable under our 2011 stock incentive plan. Also includes 188,672 shares issuable under our 2007 employee stock purchase plan.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have two class I directors, whose terms expire at our annual meeting of stockholders to be held in 2014; two class II directors, whose terms expire at the 2012 Annual Meeting; and three class III directors, whose terms expire at our annual meeting of stockholders to be held in 2013. Our board of directors currently consists of seven members.

At our 2012 Annual Meeting, our stockholders will have an opportunity to vote for two nominees to serve as class II directors: John Campbell and Daniel T. H. Nye. Each of the nominees is currently a class II director of our company, and you can find more information about each of them in “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors” above.

The persons named in the enclosed proxy card will vote to elect the two nominees as class I directors, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, each of the nominees for class II director will hold office until the 2015 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR the election of each of the nominees.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012. Although stockholder approval of our audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for the year ended December 31, 2011, will be present at the 2012 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by Section 14A of the Exchange Act. Pursuant to Section 14A of the Exchange Act, at our annual meeting of stockholders held in 2011, our stockholders had the opportunity to cast an advisory vote with respect to whether future stockholder advisory votes on executive compensation would be held every one, two or three years. Based on the results of that advisory vote, we determined that an advisory vote on executive compensation would be held every year.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our executive officers, including our named executive officers, are rewarded for the achievement of our short-and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “EXECUTIVE COMPENSATION” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation committee and our board of directors with respect to the fiscal year ended December 31, 2011. As discussed in those sections, the goals of our executive compensation program are to:

•	provide competitive compensation to attract, retain and motivate the best possible executive talent;

•	foster a collaborative executive team by linking rewards to shared corporate objectives and individual objectives that support our culture and performance objectives;

•

promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate, business unit and individual performance goals;

•	align the incentives of our executives with the creation of value for our stockholders; and

•	retain flexibility and discretion to design compensation programs that reflect our competitive labor environment taking into account individual circumstances.

Our board of directors believes our executive compensation programs are based on strong pay-for-performance practices that require achievement of challenging goals and utilize appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, our board of directors recommends that you vote in favor of the following resolution:

RESOLVED, that the compensation paid to Constant Contact, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our board of directors (or any committee thereof), nor does it create or imply any change to the fiduciary duties of us or our board of directors (or any committee thereof) nor does it create or imply any additional fiduciary duties for us or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their advisory vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our board of directors recommends a vote FOR the approval of the compensation of our named executive officers.

STOCK OWNERSHIP

The following table contains information as of March 31, 2012 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers (as identified above in “EXECUTIVE COMPENSATION”);

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Shares Acquirable Within 60 Days(3)	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(4)
Named Executive Officers and Directors:
Gail F. Goodman	605,346	523,634	1,128,980	3.7%
Harpreet S. Grewal	0	15,625	15,625	*
David Gilbertson(5)	0	4,687	4,687	*
Rick Jensen(6)	0	21,667	21,667	*
Christopher M. Litster	0	37,316	37,316	*
Thomas Anderson(7)	7,000	64,001	71,001	*
Robert P. Badavas(8)	6,500	64,001	70,501	*
John Campbell(9)	10,954	25,001	35,955	*
William S. Kaiser(10)	23,367	25,001	48,368	*
Daniel T. H. Nye(11)	10,000	30,834	40,834	*
Sharon T. Rowlands(12)	18,000	14,584	32,584	*
All directors and executive officers as a group (16) persons	687,264	1,415,869	2,103,133	6.6%
5% Stockholders:
FMR LLC(13)	4,401,240	—	4,401,240	14.5%
Columbia Wanger Asset Management, LLC(14)	2,821,400	—	2,821,400	9.3%
St. Denis J. Villere & Company, L.L.C.(15)	2,397,700	—	2,397,700	7.9%
Wellington Management Company, LLP(16)	2,007,308	—	2,007,308	6.6%
BlackRock, Inc.(17)	1,725,201	—	1,725,201	5.7%
Massachusetts Financial Services Company(18)	1,661,263	—	1,661,263	5.5%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Constant Contact, Inc., 1601 Trapelo Road, Waltham, Massachusetts 02451.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder.

(3)

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or upon vesting of restricted stock units. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable

Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 31, 2012 and shares covered by restricted stock units that become vested within 60 days after March 31, 2012.

(4)	The percent ownership for each stockholder on March 31, 2012 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on March 31, 2012 (30,389,585 shares) plus any shares acquirable by the stockholder (including pursuant to stock options that may be exercised and restricted stock units that vest) within 60 days after March 31, 2011.

(5)	Mr. Gilbertson became an executive officer in October 2011.

(6)	Mr. Jensen commenced his employment with us and became our senior vice president, chief sales and marketing officer, on May 2, 2011.

(7)	The shares reported as beneficially owned include 2,000 shares held by the Anderson Family Foundation, a charitable foundation of which the reporting person and his spouse are trustees. Mr. Anderson disclaims any pecuniary interest in the shares held by such foundation and disclaims beneficial ownership of any of such shares.

(8)	The shares reported as beneficially owned are held by the Robert P. Badavas Trust of 2007. Mr. Badavas exercises sole voting and investment power with respect to the shares held by the Robert P. Badavas Trust of 2007.

(9)	The shares reported as beneficially owned are held jointly with Mr. Campbell’s spouse.

(10)	The shares reported as beneficially owned consist of 21,398 shares held by Mr. Kaiser individually and 1,969 shares held by the Kaiser Family Trust. Mr. Kaiser exercises sole voting and investment power with respect to the shares held by the Kaiser Family Trust.

(11)	The shares reported as beneficially owned include 9,400 shares held jointly with Mr. Nye’s spouse and 600 shares held directly by Mr. Nye’s spouse.

(12)	The shares reported as beneficially owned include 3,000 shares held directly by Ms. Rowland’s spouse.

(13)	This information is based solely on Amendment No. 5 to Schedule 13G filed with the SEC by FMR LLC and Edward C. Johnson 3d on February 14, 2012 reporting share ownership as of December 31, 2011. Consists of 3,792,210 shares held by FMR LLC and Edward C. Johnson, 415,850 shares held by FIL Limited and 193,180 shares held by Pyramis Global Advisors Trust Company, a subsidiary of FMR LLC. FMR LLC, FIL Limited and Pyramis Global Advisors Trust Company each disclaim beneficial ownership of the reported securities. FMR LLC’s principal business address is 82 Devonshire Street, Boston, Massachusetts 02109. FIL Limited’s principal business address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. Pyramis Global Advisors Trust Company’s principal business address is 900 Salem Street, Smithfield, Rhode Island, 02917.

(14)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC by Columbia Wanger Asset Management, LLC on February 10, 2012 reporting share ownership as of December 31, 2011. The principal business address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(15)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC by St. Denis J. Villere & Company, L.L.C. on February 9, 2012 reporting share ownership as of December 31, 2011. The principal business address of St. Denis J. Villere & Company, L.L.C. is 601 Poydras St., New Orleans, LA 70130.

(16)	This information is based solely on Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 14, 2012 reporting share ownership as of December 31, 2011. The principal business address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02110.

(17)	This information is based solely on Schedule 13G filed with the SEC by BlackRock, Inc. on February 9, 2012 reporting share ownership as of December 31, 2011. The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022.

(18)	This information is based solely on Schedule 13G filed with the SEC by Massachusetts Financial Services Company on January 31, 2012 reporting share ownership as of December 31, 2011. The principal business address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, MA 02116.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2011 on a timely basis.

* * *

The board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Gail F. Goodman Chairman, President and Chief Executive Officer

April 26, 2012

1 ¢

CONSTANT CONTACT, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, JUNE 5, 2012.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CONSTANT CONTACT, INC. PLEASE RETURN IT AS SOON AS POSSIBLE.

By signing on the reverse side of this proxy, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint Gail F. Goodman, Harpreet S. Grewal and Robert P. Nault, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of Constant Contact, Inc. (“Constant Contact”) to be held on Tuesday, June 5, 2012 at 10:00 a.m., Eastern Time, at Constant Contact, 1601 Trapelo Road, Waltham, Massachusetts 02451, and any adjournments of the meeting, and (2) vote all shares of Constant Contact stock that you are entitled to vote and otherwise act on your behalf upon the matters proposed by Constant Contact, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS HEREIN. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” THE DIRECTOR NOMINEES IDENTIFIED IN THE PROXY STATEMENT AND “FOR” PROPOSALS 2 AND 3.

(Continued and to be signed on the reverse side)

COMMENTS:

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

CONSTANT CONTACT, INC.

Tuesday, June 5, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to be held on June 5, 2012

The Notice of Meeting, proxy statement and proxy card

are available at - www.proxydocs.com/ctct

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20230300000000001000 3	060512

CONSTANT CONTACT’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES IDENTIFIED IN THE PROXY STATEMENT

AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. To elect the following nominees for class II director to serve for a term of three years:				2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012:	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: ¡ John Campbell ¡ Daniel T. H. Nye
				3.	To approve the compensation of our named executive officers:	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)			In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.

The proxy holders will vote your shares as you direct herein. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

					MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢